Execution Version

Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED

SECOND AMENDED AND RESTATED EXHIBITOR SERVICES AGREEMENT

BETWEEN NATIONAL CINEMEDIA, LLC AND AMC (AS DEFINED HEREIN)

AMENDED AND RESTATED AS OF APRIL 17, 2025

FINAL

EXHIBITS AND SCHEDULES

Exhibit A Description of Advertising Services

Exhibit B Beverage Agreement Advertising Rate,

Administrative Fee

Exhibit C Joint Venture Termination and Settlement Agreement

Schedule 1.01 Theatres

Schedule 2.02(a) Additional Theatres

Schedule 2.05(h) Theatre Maintenance Fee per Digital Cinema Screen

Schedule 4.02 Content Standards

Addendum A Lobby Entertainment Program and Lobby Promotions

SECOND AMENDED AND RESTATED
EXHIBITOR SERVICES AGREEMENT

THIS SECOND AMENDED AND RESTATED EXHIBITOR SERVICES AGREEMENT (this “Agreement”) is entered into as of April 17, 2025 (the “Execution Date”) by and between National CineMedia, LLC, a Delaware limited liability company (“LLC”), and American Multi-Cinema, Inc., a Missouri corporation (“American Multi-Cinema”), Muvico, LLC (“Muvico”), and each of the other affiliates of American Multi-Cinema and Muvico identified on the signature pages hereto (together with American Multi-Cinema and Muvico, “AMC,” and with LLC, each a “Party” and collectively, the “Parties”). Any undefined capitalized term has the meaning given to it in Section 1.01.

BACKGROUND

WHEREAS, American Multi-Cinema and LLC are party to the Amended and Restated Exhibitor Services Agreement, dated December 26, 2013, and as amended March 9, 2017 (the “Original Agreement”) under which LLC operates a digital content network and provides the Advertising Services at the Theatres throughout the Territory.

WHEREAS, the Parties desire to amend and restate the Parties’ obligations under the Original Agreement which AMC and its Affiliates grant to LLC the exclusive right to, and LLC will, provide Advertising Services at the Theatres throughout the Territory as of the Execution Date and pursuant to the terms of this Agreement.

WHEREAS, until July 1, 2025 (the “Effective Date”), the payments made to American Multi-Cinema will continue as provided in the Original Agreement, and on the Effective Date all payments will be as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, and, intending to be legally bound hereby, the Parties hereto agree as follows:

Article 1.

DEFINITIONS

Section 1.01 Definitions. Within the context of this Agreement, the following terms shall have the following meanings:

“3D” means a digital format that is three dimensional and creates the illusion of depth perception.

“3D or 4D Advertising Services” has the meaning assigned to it in Section 3 of Exhibit A.

“3D or 4D Content” has the meaning assigned to it in Section 4.15(a).

“3D Glasses” means glasses worn by theatre patrons to enable them to view content in 3D that meet or exceed 3D Equipment supplier’s specifications and are approved by AMC.

“4D” means a movie format that uses physical effects to enhance the viewing experience, including through 3D, motion-enabled seats, scents, and environmental controls.

“ACE Solution” means a delivery system in which the DCN screen player is eliminated, and the ACE (also referred to as an alternative content engine) interfaces directly with the TMS. The ACE Solution is also known as “fully integrated”.

“Additional Theatres” means any theatres in the Territory (i) of which AMC or an Affiliate of AMC obtains control of the advertising or promotional activities therein or (ii) that is newly built by AMC or an Affiliate of AMC, in each case, following the Execution Date.

“Administrative Fee” means the fee for services provided by LLC as requested by AMC in connection with delivery of content to Theatres.

“Advertising Services” means the advertising and promotional services (including the Digital Content Service, the Digital Carousel, Lobby Promotions, Event Sponsorships, Event Simulcast Advertising Services and 3D or 4D Advertising Services) as described in Exhibit A.

“Affiliate” means, as to any entity, any other entity that is controlled by, controls, or is under common control with that entity. The term “control” (including the terms “controlled,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause direction of the management and policies of an entity.

“Agreement” has the meaning assigned to it in the preamble of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“AMC” has the meaning assigned to it in the preamble of this Agreement.

“AMC Attendance” means the sum of the AMC Standard Format Attendance and AMC Premium Large Format Attendance. Attendance is calculated by the total number of patrons in all Theatre auditoriums (excluding auditoriums that do not run the applicable advertising due to human or technical error within AMC’s control, AMC’s failure to allow LLC to upgrade the Software or Equipment following reasonable advance notice from LLC, AMC’s failure to install Equipment pursuant to its obligations under Section 3.04 or, after notice and opportunity to cure as set forth in Section 3.08(b), as the result of AMC’s failure to repair or replace any AMC Equipment or AMC’s (or its Affiliates’) software installed at any Theatre, if such obligation to repair or replace is undertaken by AMC pursuant to Section 3.08(b) and excluding auditoriums that do not exhibit Inventory for any other reason not caused by LLC), during the applicable measurement period. An “AMC Attendee” is one patron that satisfies the definition of AMC Attendance.

“AMC Attributable Revenue” has the meaning assigned to it in Section 2.05(b)(i)(A).

“AMC Attributable Lobby Revenue” has the meaning assigned to it in Addendum A.

“AMC Campaign Attendance” has the meaning assigned to it in Section 2.05(b)(i)(B).

“AMC Derived Works” has the meaning assigned to it in Section 13.02(b).

“AMC Equipment” means the Equipment owned by AMC.

“AMC Information” means all Confidential Information supplied by AMC and its Affiliates.

“AMC Marks” means the trademarks, service marks, logos, slogans and/or designs owned by AMC or otherwise contributed by AMC for use under this Agreement, in any and all forms, formats and styles, including as may be used in the Brand (as defined herein), as may be modified from time-to-time all as notified to LLC from time-to-time by AMC.

“AMC Optional Termination Right” has the meaning assigned to it in Section 9.03(a).

“AMC Property” has the meaning assigned to it in Section 13.01(b).

“AMC Platinum Spot Attributable Revenue” has the meaning assigned to it in Section 2.05(c)(i)(A).

“AMC Platinum Spot Revenue per Attendee” means, with respect to the applicable period, the AMC Platinum Spot Attributable Revenue for such period, divided by aggregate AMC Attendance during such period. For the avoidance of doubt, the AMC Platinum Spot Revenue per Attendee will exclude the AMC Attributable Revenue. For illustrative purposes only, if AMC Attendance for the applicable period is 100,000,000 and the AMC Platinum Spot Attributable Revenue for the same period is $10,000,000.00, then the AMC Platinum Spot Revenue per Attendee shall be $0.10.

“AMC Political Attributable Revenue” has the meaning assigned to it in Schedule 4.02.

“AMC Premium Large Format Attendance” means an AMC Attendee that is in an auditorium with a Premium Large Format Screen.

“AMC Quality Standards” has the meaning assigned to it in Section 7.03(c).

“AMC Revenue per Attendee” means, with respect to the applicable period, the AMC Attributable Revenue for such period, divided by aggregate AMC Attendance during such period. For the avoidance of doubt, the AMC Revenue per Attendee will exclude the AMC Platinum Spot Attributable Revenue and the AMC Political Attributable Revenue. For illustrative purposes only, if AMC Attendance for the applicable period is 100,000,000 and the AMC Attributable Revenue for the same period is $50,000,000.00, then the AMC Revenue per Attendee shall be $0.50.

“AMC Revenue per Attendee Grid” has the meaning assigned to it in Section 2.05(b).

“AMC Standard Format Attendance” means an AMC Attendee that is in an auditorium with a Standard Format Screen.

“AMC Tonality Requirements” has the meaning assigned to it in Schedule 4.02.

“American Multi-Cinema” has the meaning assigned to it in the preamble to this Agreement.

“Annual Minimum Guarantee” has the meaning assigned to it in Section 2.05(e).

“Assignment and Assumption” has the meaning assigned to it in Section 15.08.

“Associated Provisions” has the meaning assigned to it in Section 12.06.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Beverage Agreement” means the Marketing, Advertising and Brand Presence Agreement by and between Coca-Cola North America, a division of The Coca-Cola Company, and AMC, dated as of January 1, 2021, and all exhibits and amendments thereto, as such agreement may be amended from time to time, and any subsequent agreements entered into by AMC and its beverage concessionaires at the expiration or termination of the agreement referenced above which is in effect on the Execution Date.

“Beverage Agreement Advertising Rate” has the meaning assigned to it in Section 4.05(a).

“Beverage Compliance Report” has the meaning assigned to it in Section 4.09(b)(i).

“Brand” has the meaning assigned to it in Section 4.04(a).

“Branded Slots” has the meaning assigned to it in Section 4.04(a).

[***]

“Cinemark” means Cinemark USA, Inc., a Texas corporation.

“Cinemark Exhibitor Agreement” means the Amended and Restated Exhibitor Services Agreement between LLC and Cinemark, dated December 26, 2013, as the same may be amended, supplemented or otherwise modified from time to time.

“Client Limitation” has the meaning assigned to it in Section 4.06(b)(i).

“Concessions” means popcorn, candy, and other food and beverage items, including alcohol sold in a Theatre.

“Confidential Information” means all documents and information concerning any other Party hereto furnished it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (together with confidential information, including but not limited to Intellectual Property and other Proprietary Information of LLC), and shall include, by way of example and not limitation, the LLC Property, the AMC Property, the LLC Derived Works and the AMC Derived Works. Notwithstanding the foregoing, Confidential Information shall not include any information that can be shown to have been (i) previously known by the Party to which it is furnished lawfully and without breaching or having breached an obligation of such Party or the disclosing Party to keep such documents and information confidential, (ii) in the public domain through no fault of the disclosing Party, or (iii) independently developed by the disclosing Party without using or having used the Confidential Information.

“Contract Year” means each twelve (12)-month period during the Term, commencing on the Effective Date.

“Costs” has the meaning assigned to it in Section 11.01(a).

“Digital Advertising Agreement” has the meaning assigned to it in Section 6.02.

“Digital Carousel” means a loop of slide advertising with minimal branding and entertainment content which is displayed before the Pre-Feature Program in Theatres via the Digital Content Network.

“Digital Cinema Equipment” has the meaning assigned to it in Section 3.06(a).

“Digital Cinema Screen” means a screen in an auditorium in a Theatre that is equipped with Digital Cinema Equipment and such Digital Cinema Equipment is operational to provide the Advertising Services.

“Digital Cinema Services” means services related to the digital playback and display of feature films at a level of quality commensurate with that of 35 mm film release prints that includes high-resolution film scanners, digital image compression, high-speed data networking and storage, and advanced digital projection.

“Digital Content Network” means a network of LLC Equipment and third-party equipment and other facilities which provides for the electronic transmission of digital content, directly or indirectly, from a centrally-controlled location to Theatres, resulting in the “on- screen” exhibition of such content in such Theatres, either in Theatre auditoriums or on Lobby Screens.

“Digital Content Service” means the Pre-Feature Program, Policy Trailer and the Lobby Entertainment Program.

“Digital Programming Event” means any programming exhibited in Theatres that is not a feature film.

“Digital Programming Event Simulcast” has the meaning assigned to it in Section 4.16.

“Digital Screen” means a screen in an auditorium of a Digitized Theatre.

“Digitized Theatres” means all Theatres that are connected to the Digital Content Network, as of the Execution Date, and all Theatres that subsequently connect to the Digital Content Network, as of the date such connection is established.

“Disposition” (including the term “Disposed”) has the meaning assigned to it in Section 2.03.

“Dolby Cinema Screen” means Theatre screens dedicated to the exhibition of films using “Dolby Cinema” technology that include both Dolby Vision, or a replacement technology, and Dolby Atmos, or a replacement technology. Any Theatre screen that utilizes only one aspect of Dolby’s technology or that is not marketed specifically by AMC as a premium product offering will not be Dolby Cinema Screens.

“Dual Interface Architecture” means a delivery system in which the SMS and the DCN screen player connect to the same digital cinema projector (one projector with two play-back servers).

“Effective Date” has the meaning assigned to it in the recitals to this Agreement.

“Encumbered Theatres” has the meaning assigned to it in Section 4.07(a).

“Equipment” means the equipment and cabling, as prescribed by the terms of this Agreement, which is necessary to schedule, distribute, play, reconcile and otherwise transmit and receive the Advertising Services delivered by LLC pursuant to the terms of this Agreement, and a complete list of all such equipment located inside or on any Theatre building and the ownership thereof as of the Execution Date is set forth in the Specification Documentation. Lobby Equipment is addressed in Addendum A.

“Event Distributor” has the meaning assigned to it in Section 4.16(a).

“Event Simulcast Advertising Services” has the meaning assigned to it in Section 2 of Exhibit A.

“Event Sponsorship” has the meaning assigned to it in Section 2 of Exhibit A.

“Event Trailer” means a promotion for a Digital Programming Event that is exhibited in the Theatres after Showtime.

“Excluded Theatres” has the meaning assigned to it in Section 4.12.

[***]

“Execution Date” has the meaning assigned to it in the preamble to this Agreement.

“Fiscal Year” means the fiscal year of the LLC.

“Flight” has the meaning assigned to it in Section 4.01(a).

“Future Theatres” has the meaning assigned to it in Section 3.01.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“IMAX Screens” means Theatre screens dedicated to the exhibition of films using “IMAX” technology.

“Indemnifying Party” has the meaning assigned to it in Section 11.01(c).

“Infringement” has the meaning assigned to it in Section 12.02.

“Initial Term” has the meaning assigned to it in Section 9.01.

“Intellectual Property” means all intellectual property, including but not limited to all U.S., state and foreign (i) (A) patents, inventions, discoveries, processes and designs; (B) copyrights and works of authorship in any media; (C) trademarks, service marks, trade names, trade dress and other source indicators and the goodwill of the business symbolized thereby, (D) software; and (E) trade secrets and other confidential or proprietary documents, ideas, plans and information; (ii) registrations, applications and recordings related thereto; (iii) rights to obtain renewals, extensions, continuations or similar legal protections related thereto; and (iv) rights to bring an action at law or in equity for the infringement or other impairment thereof.

“Inventory” means any advertising or other content.

“Joint Venture Termination and Settlement Agreement” has the meaning assigned to it in Section 6.01.

“License Agreement” means that certain Second Amended and Restated Software License Agreement, dated as of February 13, 2007, among LLC, AMC, and the other parties thereto, and as such agreement may be amended, supplemented or otherwise modified from time to time.

“LLC Agreement” has the meaning assigned to it in the recitals to this Agreement.

“LLC Confirmation” has the meaning assigned to it in Section 3.06(a).

“LLC Derived Works” has the meaning assigned to it in Section 13.02(a).

“LLC Equipment” means the Equipment owned by LLC pursuant to the terms of this Agreement.

“LLC Marks” means the trademarks, service marks, logos, slogans and/or designs owned by LLC or otherwise contributed by LLC for use under this Agreement, in any and all forms, formats and styles, including as may be used in the Brand (as defined herein), as may be modified from time-to-time all as notified to AMC from time to time by LLC.

“LLC Net Revenue per Attendee” has the meaning assigned to it in Section 2.05(b)(i)(C).

“LLC Optional Termination Right” has the meaning assigned to it in Section 9.03(b).

“LLC Platinum Spot Net Revenue per Attendee” has the meaning assigned to it in Section 2.05(c)(i)(B).

“LLC Political Revenue per Attendee” has the meaning assigned to it in Schedule 4.02.

“LLC Property” has the meaning assigned to it in Section 13.01(a).

“LLC Quality Standards” has the meaning assigned to it in Section 7.02(c).

“Lobby Entertainment Program” means a program of digital content exhibited on Lobby Screens (as defined in Addendum A) which is distributed by LLC through the Digital Content Network for exhibition in Digitized Theatres, upon the terms set forth in Addendum A.

“Lobby Equipment” has the meaning assigned to it in Addendum A.

“Lobby Promotions” has the meaning assigned to it in Addendum A.

“Lobby Revenue Share” has the meaning assigned to it in Addendum A.

“Lobby Screens” has the meaning assigned to it in Addendum A.

“Low Resolution Projection System” means a digital projection system deployed in Theatres that (i) has a maximum resolution less than 2K (i.e., a resolution of less than 2048×1080), and (ii) is similar in functionality to the low-resolution projection systems currently deployed in Theatres as of the Execution Date.

“Marketing Materials” has the meaning assigned to it in Section 7.02(a).

“MFN Litigation” means the Bankruptcy Appeals as defined in the Joint Venture Termination and Settlement Agreement, including any all appeals, remands and further proceedings resulting from such action.

“Monthly Total” has the meaning assigned to it in Section 2.05(g).

“Monthly Total Payment” has the meaning assigned to it in Section 2.05(g).

“Muvico” has the meaning assigned to it in the preamble to this Agreement.

“National CineMedia” means National CineMedia, Inc.

“Net Revenue” means, with respect to a specific advertising or promotional content campaign for which LLC recognizes revenue in an applicable period, the excess of (a) the total amount received by LLC from third parties for such campaign in such period, less [***].

“Non-Digitized Theatres” means Theatres that are not Digitized Theatres.

“Original Agreement” has the meaning assigned to it in the recitals of this Agreement.

“Original Payment Structure” has the meaning assigned to it in Section 15.14.

“Party” has the meaning assigned to it in the preamble of this Agreement.

“Permitted Transfer” means:

(a) by operation of law or otherwise, the direct or indirect change in control, merger, consolidation or acquisition of all or substantially all of the assets of LLC or AMC, as applicable,

(b) the assignment of this Agreement by AMC to an Affiliate in connection with a bona fide business purpose, provided such Affiliate executes a joinder to this Agreement,

(c) with respect to the rights and obligations of LLC under this Agreement, (i) the grant of a security interest by LLC in this Agreement and all rights and obligations of LLC hereunder to a lender, group of lenders, or an administrative agent in connection with a credit agreement or other secured debt agreement, (ii) the assignment or other transfer of such rights and obligations to the lender, group of lenders, or an administrative agent or other third party upon the exercise of remedies in accordance with LLC’s existing credit agreement or other secured debt and/or any other secured debt to be entered into or issued by LLC and the subsequent assignment or other transfer of such rights and obligations by the lender, group of lenders, or an administrative agent to a third party, or

(d) in the event that LLC becomes a debtor in a case under the Bankruptcy Code, the assumption and/or assignment by LLC of this Agreement under section 365 of the Bankruptcy Code, notwithstanding the provisions of section 365(c) thereof.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity or organization of any nature whatsoever or any Group of two or more of the foregoing.

“Platinum Spot” has the meaning assigned to it in Section 4.01(b)(i)(B).

“Platinum Spot Revenue Share” has the meaning assigned to it in Section 2.05(c).

“Play List” has the meaning assigned to it in Section 4.01(a).

“Policy Trailer” has the meaning assigned to it in Section 4.04(b).

“Political Advertising” has the meaning assigned to it in Schedule 4.02.

“Political Revenue Share” has the meaning assigned to it in Schedule 4.02.

“Pre-Feature Program” means a program of digital content of (i) between 20 and 25 minutes in length that is distributed by LLC through the Digital Content Network for exhibition in Theatres beginning 15 to 20 minutes prior to Showtime (the “Preshow”) and ending 5 minutes immediately following Showtime (as further described in Section 4.01(b)) (the “Postshow”) of a feature film or Digital Programming Event and (ii) the Platinum Spot.

“Pre-Feature Programming Schedule” means the schedule for the Pre-Feature Program as developed from time to time by LLC after consultation with AMC.

“Premium Large Format Screen” means a large format screen that uses premium technology licensed or otherwise provided by a third-party, and is marketed and sold by AMC as a premium large format. As of the date hereof, the parties agree that only IMAX Screens, Dolby Cinema Screens, 4DX Screens, and multi-projector ScreenX Screens are Premium Large Format Screens. [***]

“Projection System” means, collectively, a digital projection system including at least the following components: a digital projector with a minimum resolution of 2K, a digital cinema playout system (server or media block) and a screen management system for the relevant Screen.

“Proprietary Information” means all Intellectual Property, including but not limited to information of a technological or business nature, whether written or oral and if written, however produced or reproduced, received by or otherwise disclosed to the receiving Party from or by the disclosing Party that is marked proprietary or confidential or bears a marking of like import, or that the disclosing Party states is to be considered proprietary or confidential, or that a reasonable person would consider proprietary or confidential under the circumstances of its disclosure.

[***]

“PSA Trailer” means up to 30 seconds for AMC approved fundraising or public service/awareness campaign and that may contain the display of any trademark, service mark, logo or other branding of the charitable organizations and/or AMC suppliers/vendors sponsoring such campaign that is exhibited in the Theatres after Showtime. PSA Trailers may not contain blatant advertising for AMC suppliers/vendors sponsoring the message and will satisfy all requirements of a Sponsor Message. AMC may also include PSA Trailer content in its Branded Slots or Policy Trailer.

“Renewal Term” has the meaning assigned to it in Section 9.01.

“Representatives” has the meaning assigned to it in Section 11.01(a).

“Revenue Share” has the meaning assigned to it in Section 2.05(b).

[***]

“Reverted Agreement” has the meaning assigned to it in Section 9.03(c).

“Run-Out Obligations” has the meaning assigned to it in Section 4.07(a).

“Showtime” means the advertised showtime for a feature film or a Digital Programming Event, which will include the period of time for the Postshow, Trailers and other permitted content prior to the actual start of the feature film or a Digital Programming Event. If local laws or regulations require advertisement of the actual start time of the feature film or Digital Programming Event, the Parties will cooperate to determine compliance approaches that minimize the impact on the Pre-Feature Program, the Postshow and Trailers, provided, however, that AMC shall not be required to take any action that it reasonably determines would be violative of such laws or regulations.

“Software” means the software owned by, and/or licensed to, LLC or its direct or indirect Subsidiaries and which is installed on either LLC Equipment or AMC Equipment and used in connection with delivery of the Digital Content Service and the Digital Carousel.

“Special Promotions” has the meaning assigned to it in Section 4.13.

“Specification Documentation” means documentation relating to technical specifications or other matters relating to this Agreement, that is mutually agreed upon by the Parties from time-to-time.

“Sponsor” means any Person that, financially or through the provision of goods or services, supports the production, distribution, underwriting or marketing of a Digital Programming Event.

“Sponsor Message” means a marketing message from a Sponsor that may be exhibited under the conditions, restrictions and requirements identified herein.

“Standard Format Screen” means any screen that is not a Premium Large Format Screen.

“Strategic LEN Programs” has the meaning assigned to it in Section 4.06(b)(ii).

“Strategic Lobby Programs” has the meaning assigned to it in Section 4.06(b)(iii).

“Strategic Programs” has the meaning assigned to it in Section 4.06(b).

“Strategic Relationship” has the meaning assigned to it in Section 4.06(b).

“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is at the time beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including a joint venture, a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially own a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or act as the general partner or managing member of such other Person.

“Term” has the meaning assigned to it in Section 9.01.

“Territory” means the 50 states of the United States of America and the District of Columbia.

“Theatre Advertising” means advertisement of one or more of the following activities associated with operation of the Theatres of AMC or its Affiliates: (A) the availability and price of Concessions available in the Theatre, which will not include any mention of purchase or consumption outside the Theatre, (B) AMC’s gift cards, loyalty programs and other items related to AMC’s business in the Theatres, (C) events or services presented by AMC including without limitation business meetings, church services or other events, (D) vendors of services (other than film-related vendors or vendors for Digital Programming Events) provided to the Theatres, provided such promotion is incidental to the vendor’s service such as, but without limitation, online or telephone ticketing or other alternative delivery sources for the same, credit cards, bank cards, charge cards, debit cards, gift cards and other consumer payment devices, or (E) AMC branded popcorn or other merchandise available outside of Theatres, which may include a reference to the availability in retail outlets by name. Theatre Advertising includes the display of concession menus, movie listings, Showtimes and pricing information. Theatre Advertising may include QR codes, url addresses, social media identifiers, and the logos and trademarks of Concession suppliers and producers and distributors of feature films or Digital Programming Events. Theatre Advertising may not contain blatant advertising for AMC suppliers/vendors or any retail outlets, and AMC may not sell, charge, or market the Theatre Advertising to any third-party and will satisfy all requirements of a Sponsor Message. Provided, however, that AMC shall not be prohibited from receiving customary promotional discounts, rebates, allowances or similar incentives from its suppliers/vendors in connection with its purchases of goods and services that are not a material inducement to entering into the arrangement.

“Theatre Maintenance Fee per Digital Cinema Screen” has the meaning assigned to it in Schedule 2.05(h).

“Theatres” means from time-to-time, as applicable, all theatres in the Territory owned by AMC or an Affiliate of AMC or as to which AMC or an Affiliate of AMC has a controlling interest or operational control, except as provided in Sections 2.02, 4.07 and 4.12 or as may be mutually agreed by the Parties in writing. The foregoing notwithstanding, no motion picture theatre located outside of the Territory shall be a Theatre without LLC’s prior written consent. Theatre includes all parts of the physical facilities inside a theatre building to which the public has access. The Theatres that are initially subject to this Agreement are listed on Schedule 1.01, which may be amended from time to time by the Parties as Additional Theatres become Theatres or Dispositions occur.

“TMS” means a digital cinema theatre management server.

“Total Campaign Attendance” has the meaning assigned to it in Section 2.05(b)(i)(D).

“Trailer” means a promotion secured by AMC, directly or indirectly, for a feature film that is exhibited in the Theatres after the Postshow.

“Trailer Position” means a specified Inventory slot directly preceding the applicable Trailer. For example, “Third Trailer Position” means a slot directly preceding the third Trailer prior to the feature film or Digital Programming Event. For the avoidance of doubt, trailer positions are counted backward from the last trailer, with the last trailer having the “First Trailer Position”. Trailer Position shall be determined without distinction of certain trailers as attached trailers (i.e. the “First Trailer Position” is the last trailer played regardless of whether it is considered an attached trailer).

“Upgrade Request” has the meaning assigned to it in Section 3.05.

Article 2.

PARTICIPATION AND FEES

Section 2.01 Theatre Service Participation. During the Term, LLC shall provide all aspects of the Advertising Services to AMC and AMC shall exhibit and otherwise participate in such aspects of the Advertising Services, on the terms and conditions set forth herein. Subject to the provisions of Section 4.07 (AMC Run-Out Obligations), during the Term all Theatres will participate in the Advertising Services as Digitized Theatres.

(a) Digitized Theatres. During the Term, pursuant to the terms of Section 4.01 (Content and Distribution of the Digital Content Service), LLC will provide the following Advertising Services to the Digitized Theatres, and all Digitized Theatres will, subject to the terms of Section 4.11 (Customer Access to Pre-Feature Program), participate in (i) the Pre-Feature Program, (ii) the Policy Trailer and (iii) the Lobby Entertainment Program (as described in Addendum A). Additionally, LLC may provide the Digital Carousel during the period beginning after the preceding feature film (or, in the case of the first feature film of the day, beginning after the opening of the auditorium doors for that film) until the beginning of the Pre-Feature Program and, if LLC provides the Digital Carousel, then all Digitized Theatres will, subject to the terms of Section 4.11 (Customer Access to Pre-Feature Program), participate in the Digital Carousel.

(b) Non-Digitized Theatres. Non-Digitized Theatres will not participate in, nor will LLC be obligated to provide to any Non-Digitized Theatre, the Pre-Feature Program or any other Advertising Services without LLC’s prior written consent. AMC will use commercially reasonable efforts to convert any existing or future acquired Non-Digitized Theatres to Digitized Theatres.

(c) Lobby Promotions. LLC shall provide Lobby Promotions to Theatres and Theatres shall participate in Lobby Promotions as described in Addendum A.

(d) Modifications. The Parties agree that the rights and obligations to provide and participate in elements of the Advertising Services, as set forth immediately above, may be modified during the Term upon mutual written agreement of the Parties.

(e) Rights to Transfer Theatres. The Parties agree that nothing in this Agreement is intended to, nor shall, bind or otherwise limit AMC’s or its Affiliates’ rights and abilities in its sole discretion from time to time to close, sell, acquire or otherwise transfer any interest in (including by mortgage or otherwise) any theatre.

Section 2.02 Addition of Theatres.

(a) Additional Theatres. Subject to Schedule 2.02(a), LLC must consent in writing to the provision of Advertising Services to any Additional Theatre. Any Additional Theatre approved by LLC must be equipped to receive the Digital Content Service via the Digital Content Network, may not be a Non-Digitized Theatre (without LLC’s written consent), and shall participate in the Digital Content Service on the terms set forth in Section 2.01. AMC will use commercially reasonable efforts to notify LLC at least 90 days prior to the date that AMC anticipates LLC being able to provide Advertising Services to an Additional Theatre, and will include at least the following information: (1) address, (2) the number and types of screens, (3) AMC’s plans to improve or alter the Theatre, and (4) the number of attendees in the Additional Theatre during each of the previous 5 years (or in the case of a newly built theatre, the estimated attendance used by AMC in making the decision to build the theatre and any internal adjustments to that estimate). If LLC does not consent to the provision of Advertising Services to an Additional Theatre, then such Additional Theatre will not be subject to the exclusivity and mandatory participation restrictions set forth in Section 2.04. In the event that LLC consents to an Additional Theatre that was previously receiving advertising services from a third-party, Section 4.07 will apply.

(b) AMC Party. In the event that an Additional Theatre expected to receive Advertising Services is owned, operated, or managed by an entity that is not a signatory to this Agreement, then AMC will cause such entity to sign a joinder in a form reasonably acceptable to LLC causing such entity to become a Party to this Agreement.

Section 2.03 Disposition of Theatres.

(a) Disposition. AMC shall provide LLC prompt written notice after the sale, transfer, permanent closure or other disposition of a Theatre (other than as the result of a Permitted Transfer) or the permanent loss of any Theatre lease (a “Disposition”). The decision to sell, close or otherwise dispose of any Theatre shall be in AMC’s sole and absolute discretion. Any such Theatre shall cease to be a Theatre for all purposes under this Agreement; and, if so determined by AMC and agreed by LLC (which agreement shall not be unreasonably or untimely withheld), then unless LLC and the applicable third party(ies) enter into an agreement for LLC to provide advertising services, then the Parties will agree on a date and time at which LLC shall be permitted to enter the affected Theatre(s) and remove any LLC Property. In the event LLC fails to remove any LLC Property within the timeframe the Parties agree upon for such removal, AMC or such third-party transferee shall have the right to remove and dispose of such LLC Property in its sole discretion; provided that any Software included in the LLC Property shall be removed and returned to LLC at LLC’s expense.

Section 2.04 Mandatory Participation. Mandatory Participation. During the Term, except as expressly provided in this Agreement, including Sections 4.01(b) (Pre-Feature Programs), 4.04 (Policy Trailer; Branded Slots), 4.05(a) (Beverage Agreements), 4.06 (Other AMC Advertising Agreements), 4.07 (AMC Run-Out Obligations), 4.10(b) (Event Trailers), 4.16(a) and (b) (Digital Programming Event Simulcast), 4.17 (Event Sponsorships; Sponsor Message), Exhibit A (Description of Advertising Services), and Addendum A (Lobby Entertainment Program and Lobby Promotions), AMC shall subscribe for and LLC shall be the exclusive provider to the Theatres of the services specifically set forth in the definition of the “Advertising Services.” Except as expressly provided in this Agreement, during the Term, AMC shall neither engage nor permit a third party (excluding third party designees of LLC as provided hereunder) to provide, or itself provide, to a Theatre any of the services specifically set forth in the definition of “Advertising Services” set forth in Exhibit A. Nothing in this Agreement shall limit or affect (i) LLC’s ability to contract or enter into any relationship with any Person or entity for any product, service, or otherwise, whether or not similar to any products or services provided by LLC under this Agreement, or (ii) AMC’s ability to contract or enter into any relationship with any Person or entity for any product, service, or otherwise, other than the services that will be provided exclusively by LLC as set forth in this Section 2.04. All rights with respect to advertising and promotions not explicitly granted hereunder are reserved to AMC, including without limitation AMC’s ability to offer and sell advertising to any third party on any website on the Internet, its telephone ticketing service or other alternative media sources used for ticketing.

Section 2.05 Revenue Share; Minimum Guarantee; Theatre Maintenance Fee.

(a) Fees. In consideration for the exclusive right to provide the Advertising Services, with respect to each Fiscal Year, LLC shall pay AMC (1) an amount equal to the greater of (i) the Revenue Share, and (ii) the aggregate Annual Minimum Guarantee with respect to such Fiscal Year, plus (2) the (i) Platinum Spot Revenue Share, (ii) the Lobby

Revenue Share, and (iii) Political Revenue Share. The Revenue Share payment for the 2025 Fiscal Year is addressed in Section 2.05(b)(ii).

(b) Revenue Share. The revenue share amount (excluding the Platinum Spot, Lobby Revenue, or Political Advertising) (the “Revenue Share”) to be paid for a specific AMC Revenue per Attendee Range pursuant to Section 2.05(a) will be determined by calculating the product of: (i) the AMC Attendance for the applicable period, multiplied by (ii) the sum of the product of AMC Revenue per Attendee multiplied by the Revenue Share Percentage for each applicable Level set forth in the grid below (the “AMC Revenue per Attendee Grid”). The Revenue Share for each level in the AMC Revenue per Attendee Grid shall only be calculated based upon the revenue included in each range and the amount of each grid level shall be added together to calculate the final Revenue Share amount.

Level	AMC Revenue per Attendee Range	Revenue Share Percentage	Maximum Fee per Attendee for the Level
1	Up to $[***]	[***]	[***]
2	Greater than $[***] and less than or equal to $[***]	[***]	[***]
3	Greater than $[***]	[***]	N/A

The following are illustrative examples calculating the Revenue Share:

[***]

(i) AMC Attributable Revenue. For purposes of this Section 2.05(b) and Section 2.05(c), the following capitalized terms shall have the meanings specified below:

(A) “AMC Attributable Revenue” means the sum of the aggregate product of (A) LLC Net Revenue per Attendee (excluding the LLC Platinum Spot Attributable Revenue, AMC Attributable Lobby Revenues and the LLC Political Attributable Revenue), multiplied by (B) AMC Campaign Attendance for each advertising campaign displayed in the Theatres.

(B) “AMC Campaign Attendance” means, for each advertising or promotional content campaign, the aggregate AMC Attendance delivered for such campaign.

(C) “LLC Net Revenue per Attendee” means, for each advertising or promotional content campaign, the quotient of (i) (a) Net Revenue for such campaign less (b) any Net Revenue directly related to the Platinum Spot, Lobby Promotions, Lobby Entertainment Program or Political Advertising, divided by (B) Total Campaign Attendance.

(D) “Total Campaign Attendance” means, for each advertising or promotional content campaign, the aggregate admissions from LLC’s network delivered for such campaign, including, for the avoidance of doubt, the AMC Attendance.

(ii) 2025 Fiscal Year. For the 2025 Fiscal Year, AMC will only be paid a Revenue Share related to the time period beginning on the Effective Date and ending at the end of the 2025 Fiscal Year. The AMC Revenue per Attendee for the 2025 Fiscal Year will be calculated based on the AMC Attributable Revenue and AMC Attendance for the entire 2025 Fiscal Year, but AMC will only be paid a Revenue Share for the AMC Attendance beginning on the Effective Date. AMC has no right to a Revenue Share associated with any AMC Attendance or advertising prior to the Effective Date. LLC will deliver the reporting required by Section 2.05(d) for the time period beginning on the first day of the 2025 Fiscal Year and ending on June 30, 2025 with the reporting for the 3rd fiscal quarter of 2025. The following are illustrative examples calculating the Revenue Share for the 2025 Fiscal Year:

[***]

(c) Platinum Spot Revenue Share. The revenue share amount associated with the AMC Platinum Spot Attributable Revenue (the “Platinum Spot Revenue Share”) will be determined by calculating the product of: (i) the AMC Attendance that views the Platinum Spot for the applicable period, multiplied by (ii) the product of AMC Platinum Spot Revenue per Attendee multiplied by [***]. The Platinum Spot Revenue Share will be payable quarterly within 30 days following the delivery of the reporting described in Section 2.05(d).

(i) AMC Platinum Spot Attributable Revenue. For purposes of this Section 2.05(b), the following capitalized terms shall have the meanings specified below:

(A) “AMC Platinum Spot Attributable Revenue” means the sum of the aggregate product of (A) LLC Platinum Spot Net Revenue per Attendee, multiplied by (B) AMC Campaign Attendance for each advertising campaign that displayed a Platinum Spot in the Theatres.

(B) “LLC Platinum Spot Net Revenue per Attendee” means, for each advertising or promotional content campaign, the quotient of (i) (a) Net Revenue directly related to the Platinum Spot in an advertising campaign, divided by (B) Total Campaign Attendance.

The following is an illustrative example calculating the Platinum Spot Revenue Share:

[***]

(d) Revenue Share Reporting. Beginning with LLC’s first fiscal quarter following the Effective Date, within 15 days following each quarterly Securities and Exchange Commission filing by LLC or its Affiliates, or if LLC and its Affiliates are not a publicly reporting entity, 45 days following the end of each fiscal quarter in an applicable Fiscal Year, LLC shall deliver to AMC (i) a report summarizing the AMC Attributable Revenue, AMC Platinum Attributable Revenue, AMC Attributable Lobby Revenue, and AMC Political Attributable Revenue, and (ii) a report comparing the AMC Attributable Revenue, AMC Platinum Attributable Revenue, AMC Attributable Lobby Revenue, and AMC Political Attributable Revenue to LLC’s aggregate Net Revenues (including as may be reported in any such quarterly Securities and Exchange Commission filing, if applicable). The Parties agree that the form of revenue share reporting provided by NCM is acceptable as of the date hereof. If the form of revenue share reporting does not provide sufficient information to AMC to satisfy its financial reporting requirements, then the Parties will reasonably cooperate on any revisions to the format and content of such reports.

(e) Annual Minimum Guarantee. The minimum guaranteed amount to be paid for the Advertising Services (the “Annual Minimum Guarantee”) shall be (i) $[***] per [***], which amounts shall increase [***] on each anniversary of the Effective Date.

The following is an illustrative example calculating the Annual Minimum Guarantee:

[***]

(f) Annual Revenue Share True-up. LLC shall provide AMC with details of the Net Revenue earned by AMC in respect of each Fiscal Year and details of the calculations of the Revenue Share in respect of each such Fiscal Year within 60 days from the end of such Fiscal Year; provided that LLC will use commercially reasonable efforts to provide an estimate of the Net Revenue earned by AMC within 30 days from the end of such Fiscal Year. AMC shall notify LLC of any dispute it has with the applicable Revenue Share calculation no later than 30 days after receipt of the final report. If the sum of the Revenue Share for any Fiscal Year exceeds the Annual Minimum Guarantee payments actually paid by LLC to AMC in respect of such Fiscal Year, then LLC shall (a) pay AMC, by ACH or wire transfer of immediately available funds to a bank account designated by AMC, the difference between the Annual Minimum Guarantee payments actually paid in respect of such Fiscal Year and the applicable Revenue Share and (b) provide AMC confirmation of the initiation of such undisputed payment within 30 days after the confirmation by AMC to LLC that there is no known dispute with the applicable Revenue Share calculation provided by LLC. For purposes of this Section 2.05, upon the termination of this Agreement, any annual Revenue Share payment shall be calculated pro-rata for the applicable period of time that has accrued prior to the termination of this Agreement.

(g) Invoicing and Payment Terms of Monthly Totals. AMC will provide LLC with details of the total monthly AMC Attendance [***] per Theatre so that they are actually received by LLC within 5 business days of each of LLC’s month-end during the Term or otherwise as reasonably practical after LLC’s month-end (“Monthly Total”), and the LLC shall calculate the amount owed by it to AMC for such month in respect of the Annual Minimum Guarantee on the basis of such Monthly Total (“Monthly Total Payment”). LLC shall pay AMC the Monthly Total Payment by ACH or wire transfer of immediately available funds to a bank account designated by AMC on the later of the date that is (i) 30 days after receipt of the Monthly Total and (ii) the last day of LLC’s month-end following the month in which AMC provided the Advertising Services.

(h) Theatre Maintenance Fee per Digital Cinema Screen. If applicable, LLC shall pay AMC the Theatre Maintenance Fee per Digital Cinema Screen, as set forth in Schedule 2.05(h), along with and at the same time as the Monthly Total Payment; provided that AMC reports the necessary information regarding the status of the [***] opening status at the same time as the AMC Attendance under Section 2.05(g).

Section 2.06 Non-Cash Consideration. Any Net Revenue that LLC receives in the form of non-cash consideration shall be valued as revenue in accordance with GAAP. If LLC’s value of non-cash consideration received under any arrangement related to AMC annually exceeds $500,000 but is not greater than $5 million from any party in a single transaction or series of related transactions, such value shall be confirmed by National CineMedia, if it is LLC’s managing member, or LLC’s then managing member. If LLC’s value of non-cash consideration received under any arrangement exceeds $5 million from any party in a single transaction or series of related transactions, LLC shall engage an independent qualified appraiser to determine the fair market value of such non-cash consideration. Notwithstanding the foregoing, no confirmation or appraisal of value shall be required for LLC’s acquisition of tickets from AMC at the published group sale price in exchange for advertising at LLC’s rate card rate.

Article 3.

EQUIPMENT

Section 3.01 Procurement; Cost; Specifications. The Parties agree that all Theatre- level Equipment required to exhibit and otherwise participate in the Advertising Services on the terms and conditions set forth herein has been installed in all Theatres as of the Execution Date, except for Theatres identified by mutual agreement of the Parties that continue to be upgraded. With respect to all Additional Theatres and Theatres which are converted from Non-Digitized Theatres to Digitized Theatres (collectively, the “Future Theatres”), LLC shall, except as provided in Section 3.03, be solely responsible for procuring any Equipment for such Theatres. LLC shall bear the cost of all Equipment for use outside the Theatres, as well as Equipment installed in the Theatres for maintenance purposes (if any) (a description of such LLC Equipment installed in the Theatres is included in the Specification Documentation) and the Software. AMC shall reimburse LLC, at LLC’s cost, for all other Equipment to be installed at or within any Future Theatres (a description of such AMC Equipment is included in the Specification Documentation) within thirty (30) days after (i) the installation of such Equipment by AMC or LLC in accordance with Section 3.04 and (ii) the delivery of invoices by LLC to AMC supporting the expenses for which reimbursement is sought. All Theatre-level operational costs associated with AMC’s use of Equipment located in the Theatres, such as the cost of electricity and direct connection, shall be borne exclusively by AMC. LLC shall assure that the Equipment purchased by LLC satisfies AMC’s specifications for such equipment, including the communication interface between LLC Equipment and AMC Equipment. The Lobby Equipment will be addressed in Addendum A.

Section 3.02 Ownership of Equipment. As between the Parties, each Party will own the Equipment it pays for or reimburses the other Party for, whether pursuant to Section 3.01 or Section 3.03. To the extent possible, LLC agrees to assign to AMC any manufacturer warranties applicable to AMC Equipment procured by LLC pursuant to Section 3.01. If for any reason the aforementioned warranties are not assignable, upon written request of AMC, LLC shall use commercially reasonable efforts to enforce the warranties on behalf of AMC. Notwithstanding anything to the contrary herein, any LLC Equipment placed or installed in a Theatre for maintenance purposes may, upon termination of this Agreement or deletion of a particular Theatre as provided herein, as applicable, be removed by LLC and held for its sole benefit. The Lobby Equipment will be addressed in Addendum A.

Section 3.03 AMC Equipment. AMC shall be permitted to furnish any of the Equipment, at its sole cost and expense, upon consultation with LLC, and provided such Equipment satisfies LLC’s specifications for such Equipment (including compatibility with the Digital Content Network). LLC agrees to cooperate with AMC in good faith to permit the procurement by AMC of Equipment in lieu of procurement of such Equipment by LLC and reimbursement by AMC pursuant to Section 3.01.

Section 3.04 Installation.

(a) Performance. AMC and/or its subcontractors shall be solely responsible for the installation of all Equipment purchased pursuant to Section 3.01 or Section 3.03, as well as for ancillary services such as reporting, software integration and system cutover; provided, however, that AMC may elect to have LLC perform such services, and LLC shall then assume the responsibility for installation of all Equipment. If AMC elects for LLC to assume the responsibility for installation of all Equipment, (i) AMC shall reimburse LLC for the cost of installing AMC Equipment as set forth in the Specification Documentation, (ii) LLC will not issue invoices for any Equipment cost, or installation services related to such Equipment until the completion of such installation services, and (iii) LLC shall ensure that Equipment installed pursuant to this section is made functional in accordance with any installation rollout schedule agreed to by the Parties, as may be amended from time to time upon mutual agreement of the Parties or as circumstances warrant.

(b) Consultation; Direct Connect. The Parties agree to consult with each other with respect to any modifications to Theatre premises necessary for receipt of the Advertising Services. LLC shall use commercially reasonable efforts to limit the size and number of satellite dishes that are required as part of the Equipment. AMC shall be solely responsible for obtaining any consents required for the installation or use of any Equipment at any Theatre, including without limitation governmental and landlord consents, provided LLC reasonably cooperates with AMC at AMC’s request in obtaining such consents. If AMC cannot obtain consent to installation of a satellite dish at a Theatre because of technical, landlord or legal restrictions, AMC and LLC shall work together in good faith to establish a direct connect connection to such location for the Digital Content Network. All costs of the direct connect connection, which shall be maintained with sufficient bandwidth for delivery of the Digital Content Service, shall be borne by LLC with respect to delivery of content from LLC to AMC’s wide area network and by AMC with respect to delivery of content from AMC’s wide area network to the applicable Theatres.

(c) Coordination. All installation, maintenance and other services provided by LLC to the Theatres hereunder shall be performed in a manner reasonably expected not to disrupt AMC’s operations and, except where no practical alternative exists, shall be provided outside of Theatre business hours, as mutually determined by the Parties in their reasonable discretion. Subject to the preceding sentence and upon advance written notice, LLC and its vendors or subcontractors shall be provided reasonable access to the Theatres and such other support services as reasonably required to install and inspect the Equipment, for such fees as provided in the Specification Documentation, and otherwise as required to perform LLC’s obligations under this Agreement. In addition to the foregoing, and with respect to the installation of Equipment in newly built Additional Theatres only, LLC agrees (i) to cooperate with AMC in coordinating the installation of Equipment with the construction schedule for such Additional Theatres, and (ii) to consult with AMC prior to subcontracting the performance of Equipment installation so as to permit a determination of whether AMC might itself perform such Equipment installation.

Section 3.05 Upgrades and Modifications. In order to ensure compatibility with, and optimum performance and robustness of, the Digital Content Network and the LLC

Equipment (including hardware and software), LLC reserves the right to request of AMC the replacement, upgrade or modification of any AMC Equipment installed at any Theatre or the assistance with an upgrade to Software on AMC Equipment (the “Upgrade Request”). In the event of an Upgrade Request, LLC shall provide AMC as much written notice as is reasonably practicable under the circumstances, but in no event less than ten (10) business days written notice. LLC and AMC will negotiate with each other in good faith on the terms of any Upgrade Requests, including cost sharing terms, if any. If LLC and AMC are not able to come to agreement about an Upgrade Request, LLC may elect to pay for the replacements, upgrades or modifications contained in the Upgrade Request including all reasonable incidental and incremental costs to AMC, and AMC shall be obligated to permit LLC to perform all necessary work to fulfill the Upgrade Request, provided (i) there is no additional unreimbursed cost to it to accept such replacement, upgrade or modification and (ii) that such replacement, upgrade or modification does not unreasonably interfere with AMC’s theatre operations and does not include any replacement, upgrade or modification of AMC software without AMC’s express prior written consent. LLC agrees that, to the extent practicable, it will develop a system that seeks to minimize the need to enter the Theatres in order to update the Software.

Section 3.06 Conversion of Theatres to Digital Cinema Equipment.

(a) Digital Cinema Equipment. As between AMC and LLC, AMC will be responsible for purchasing, installing and maintaining the Projection Systems selected by AMC for any Additional Theatres. After the installation of a Projection System in an auditorium in an Additional Theatre, AMC, at its sole option, may elect to determine the manner in which the Advertising Services are exhibited in such auditorium through either a Dual Interface Architecture or the ACE Solution, and such Projection Systems shall constitute AMC Equipment under this Agreement (the “Digital Cinema Equipment”) AMC shall be responsible for connecting the Equipment, including LLC Equipment, to the AMC Equipment in a functional manner as mutually agreed by AMC and LLC. LLC shall be responsible for providing specifications and process instructions to AMC for such connectivity in advance of the installation; provided that such specifications and process instructions shall not require AMC to acquire any additional equipment or software in order to effectuate such connectivity that would render such Digital Cinema Equipment to no longer be compliant with industry standard specifications. Once LLC receives notice from AMC that a Projection System has been installed in a given auditorium, LLC and AMC shall have the responsibility to jointly test such conversion to ensure that the Digital Cinema Equipment is operational to provide the Advertising Services. Once the Digital Cinema Equipment is operational to provide the Advertising Services, LLC shall notify AMC in writing (the “LLC Confirmation”). If the Digital Cinema Equipment is not operational to provide the Advertising Services, LLC and AMC shall cooperate to make the system operational to provide the Advertising Services. The Parties agree that they will mutually agree on an installation schedule and each Party will use commercially reasonable efforts to comply with the schedule. If a Low Resolution Projection System is needed in an auditorium to deliver the Advertising Services, then, AMC shall not be permitted to remove the Low Resolution Projection System from such auditorium until the Parties agree an alternative system is in place. If AMC elects to replace the Digital Cinema Equipment with 35mm projection or other non-digital projection system, then AMC shall reinstall Low Resolution Projection Systems in order to deliver the Advertising Services in such auditoriums unless such non-digital system is installed for a limited engagement. In the event of a limited engagement, AMC and LLC will use commercially reasonable efforts to enable the auditorium to display the Advertising Services, and if the Advertising Services are

not able to be displayed, then any attendees of the limited engagement will be excluded AMC Attendance.

(b) Maintenance Obligations. At the time any Digital Cinema Equipment is used to deliver Advertising Services hereunder, whether using a Dual Interface Architecture or the ACE Solution, LLC shall have no further obligation to maintain the Low Resolution Projection System in that auditorium or to remove or dispose of such projection system. LLC shall continue to be responsible for maintaining the Equipment, including the LLC Equipment and any remaining Low Resolution Projection Systems actually in use at a Theatre. AMC shall continue to be responsible for maintaining all AMC Equipment, including the Digital Cinema Equipment.

(c) Dual Interface Architecture or ACE Solution. Subject to the requirements and procedures set forth in Section 3.06(a) nothing in this Section 3.06 shall prohibit AMC from implementing either a Dual Interface Architecture or the ACE Solution or from switching from a Dual Interface Architecture to the ACE Solution or vice-versa; provided that AMC reimburses LLC for any costs incurred with such conversion that is not planned as of the Execution Date and will provide at least 180 days’ notice prior to a conversion from Dual Interface Architecture to the ACE Solution. In addition, in certain limited circumstances, AMC may replace the Digital Cinema Equipment with 35mm projection in specific auditoriums and, in such circumstances unless such replacement is for a limited engagement, AMC shall install Low Resolution Projection Systems in order to deliver the Advertising Services in such auditoriums on the same terms and conditions as existed prior to the installation of the 35mm projection system. In the event of a limited engagement, AMC and LLC will use commercially reasonable efforts to enable the auditorium to display the Advertising Services, and if the Advertising Services are not able to be displayed, then any attendees of the limited engagement will be excluded AMC Attendance. For any auditorium converted to the ACE Solution, LLC shall be responsible for all costs necessary to provide the Advertising Services for each Play List in an appropriate format, and AMC will be responsible for all costs necessary to receive the Advertising Services content into AMC’s TMS and append the digital cinema playlist to provide LLC substantially the same functionality that existed before the conversion to the ACE Solution.

(d) Status Update. AMC will provide regular updates to LLC regarding the conversion of Dual Interface Architecture to ACE and Non-Digitized Theatres to Digitized Theatres.

Section 3.07 Training. To the extent necessary, LLC and AMC, respectively, will provide training services to AMC’s support staff and customer service and other employees and agents on terms as mutually agreed by the Parties in their reasonable discretion. LLC agrees that it will pay for these training services and they will be adequate to permit AMC to train its own employees and agents as required to perform under this Agreement. AMC agrees to provide training services according to any reasonable standards as may be promulgated by LLC in consultation with AMC. LLC agrees to provide training services, at its cost, to AMC’s support staff and other employees with respect to any Equipment or Software upgrades or modifications prior to implementation.

Section 3.08 Equipment Maintenance Standard.

(a) Standard; Replacement. During the Term, the Parties shall each use their commercially reasonable efforts (i) to ensure there is no unauthorized access, loss or damage to or theft of Equipment hereunder, and (ii) to prevent piracy or other theft of Inventory exhibited through the use of such Equipment or otherwise in its possession or control. AMC further agrees to keep all AMC Equipment, including without limitation Lobby Screens, clean, and to promptly notify LLC if any AMC Equipment is not functioning properly. AMC shall promptly arrange to repair or replace any Equipment in its possession (provided the damage interferes with the delivery of the Advertising Services) that is lost, stolen, damaged or otherwise fails to function or becomes inoperable, other than because of LLC’s failure to properly maintain the Equipment as set forth in Section 3.08(b).

(b) Performance of Repair and Replacement. Subject to the terms of this Section 3.08(b) and of Section 3.08(c) below regarding cost, the repair and replacement of Equipment shall be performed by LLC until such time as AMC elects to assume this responsibility by giving written notice to LLC. If AMC assumes this responsibility to perform replacement or repair but fails to maintain the AMC Equipment at a performance level substantially similar to the LLC Equipment, then LLC shall promptly provide AMC written notice of such failure and if such failure is not cured within 30 days, LLC shall be entitled to repair, or if repair is not reasonably possible, replace such LLC Equipment not so maintained and deduct the cost of such replacement from AMC’s Minimum Guarantee.

(c) Repair Costs. So long as LLC is performing repair and replacement of Equipment, LLC shall pay the costs of repair (but not replacement, which is the responsibility of AMC). Notwithstanding anything to the contrary in this Section 3.08, LLC shall not be required or requested to make any expenditures that (i) would constitute a capital expenditure for LLC under GAAP or (ii) would have otherwise been payable by AMC’s insurance provider; provided, however, LLC shall be responsible for all costs to repair or replace Equipment to the extent damaged as a result of the negligence or misconduct of LLC and/or its subcontractors.

(d) Condition. Subject to the foregoing, for purposes of ongoing maintenance, LLC shall keep and maintain Equipment installed in the Theatres in good condition and repair at its sole expense (with the exception of projector bulb replacement and equipment replacement, the cost of which shall be borne by AMC), and in a manner consistent with the Service Level Agreement set forth in the Specification Documentation and as may be reasonably amended by mutual agreement of LLC and AMC from time to time. The Parties agree to consult with each other on a regular basis during the Term in an attempt to reduce maintenance costs arising from redundancies in the Parties’ respective service fleets. Upon advance notice to AMC, AMC shall provide LLC and/or its subcontractors reasonable access to the Equipment and such other support services as LLC and/or its subcontractors reasonably require to provide maintenance and repair services as required hereunder.

Article 4.

DELIVERY OF THE ADVERTISING SERVICES

Section 4.01 Content and Distribution of the Digital Content Service.

(a) Distribution; Quality. On the Execution Date, LLC will commence distribution of the Digital Carousel, and the Digital Content Service to the Digitized Theatres,

all as set forth above in Article 2. Content shall be distributed through the Digital Content Network, via either LLC’s satellite network or by LLC’s or AMC’s direct connect network. The Pre-Feature Program and the Lobby Entertainment Program shall consist of Inventory comprising a single play list (“Play List”). The Play List will be refreshed during the Term when and as determined by LLC but not less frequently than 12 times per year (each a “Flight”). The Digital Carousel and the Digital Content Service (including the Pre-Feature Programming Schedule) will be substantially similar in nature, quality, and scope to the corresponding advertising, promotional and other content, as received by the Theatres immediately prior to the Execution Date. In addition, LLC agrees that the quality of the Advertising Services delivered to AMC will be consistent throughout the Term. If AMC elects to use the ACE Solution to deliver the Advertising Services which use Digital Cinema Equipment, LLC shall ensure that such Advertising Services are provided to AMC as previously specified by LLC.

(b) Pre-Feature Programs.

(i) Pre-Feature Program.

(A) Generally. The Pre-Feature Program shall consist of four (4) or more elements, including: (i) commercial advertising; (ii) promotions for the AMC brand (including the Brand and Branded Slots), Concessions sold and services used by AMC and other products and services in accordance with Section 4.05; (iii) interstitial content; and (iv) other entertainment programming content which, while promotional of businesses or products, shall be primarily entertaining, educational or informational in nature, rather than commercially inspired.

(B) Timing. The Pre-Feature Program will begin 15 to 20 minutes prior to Showtime and will end 5 minutes immediately following Showtime; provided that if the Event Trailer or the Policy Trailer is displayed at Showtime, then the Pre-Feature Program will end 5 minutes plus the length of the Event Trailer and the Policy Trailer after Showtime. The Pre-Feature Program will also include the Platinum Spot, which will be displayed in the Second Trailer Position. The Parties will cooperate to mutually determine an implementation schedule for the changes in the structure and timing of the Pre-Feature Program as contemplated in this Agreement to be completed promptly following the Execution Date.

(C) Platinum Spot. LLC will be entitled to display up to 60 second of advertising in the Second Trailer Position, i.e. directly prior to the last 2 trailers preceding the feature film or Digital Programming Event (the “Platinum Spot”). LLC may display two-30 second advertisements or one 60 second advertisement in the Platinum Spot. The Platinum Spot will be subject to the content standards in Section 4.02.

(D) Premium Large Format Screens. Upon request from LLC and provision of files by LLC in a format that is able to be displayed in the premium format, AMC will take actions necessary to allow LLC to display advertising in the premium format of any Premium Large Format Screens. [***]

(ii) Digital Programming Event Pre-Feature Program. AMC will use commercially reasonable efforts to permit LLC to display the Pre-Feature Program before all Digital Programming Events and LLC has no obligation to adjust or provide a custom Pre-Feature Program for any Digital Programming Event. In the event that LLC is unable to display the Pre-Feature Program before any Digital Programming Event for any reason, including restrictions on AMC in its agreement to exhibit the Digital Programming Event or due to technical restrictions, including an inability to display advertising after the posted-Showtime, then the attendance at the impacted Digital Programming Event will not be considered AMC Attendance. Provided, however, that if LLC elects to display a Pre-Feature Program only prior to the posted-Showtime due to limitations on the Digital Programming Event, then attendance at the impacted Digital Programming Event will not be considered AMC Attendance but any revenue generated through the display will be counted towards the Revenue Share. In the event that LLC declines to display a Digital Programming Event for any other reason other than an inability to display the Pre-Feature Program, then the exclusivity and mandatory participation restrictions in Section 2.04 will not apply to the declined Digital Programming Event.

(iii) LLC shall have no liability of any kind under this Agreement for any content provided by any third-party related to any Digital Programming Event.

(c) Lobby Entertainment Program. The elements of the Lobby Entertainment Program are set forth on Addendum A – Lobby Entertainment Program and Lobby Promotions.

Section 4.02 Content Standards. The Parties agree that (unless mutually agreed by the Parties) all content within the Advertising Services, will comply with the restrictions identified on Schedule 4.02. Neither Party will take any action to circumvent the restrictions set forth in this Section 4.02, including providing the other Party with additional content standards that are in addition to or intended as limitation on those identified in this Section 4.02 without the mutual agreement of both Parties.

Section 4.03 Development of the Advertising Services. All operational costs associated with LLC’s procurement, preparation and delivery of the Advertising Services (including Inventory and other promotional materials as provided herein) to the Theatres shall be borne exclusively by LLC. Except as provided herein, all in-Theatre operational costs associated with AMC’s receipt and exhibition of the Advertising Services within the Theatres shall be borne exclusively by AMC; provided that, upon prior written notice to and consultation with LLC, LLC shall reimburse AMC for its reasonable incremental out-of-pocket third party costs incurred in connection with receipt and exhibition of the Advertising Services within the Theatres. Any excess on-screen Inventory which may be made available to AMC in LLC’s discretion pursuant to Section 5.03 or otherwise, and any other on-screen Inventory provided by AMC pursuant to Section 4.04, will be subject to both Parties’ review and approval, which will not be unreasonably withheld. LLC will provide at its own expense all creative and post-production services necessary to ingest, encode and otherwise prepare for distribution all other on-screen Inventory as part of the Digital Content Service. All on-screen Inventory provided by AMC for inclusion in the Digital Content Service must (i) be submitted to LLC for review for compliance with (ii) and (iii) below as LLC may reasonably request, but in any event at least twenty (20) business days before scheduled exhibition (unless otherwise previously approved by LLC), (ii) satisfy the content restrictions enumerated in Schedule 4.02, and (iii) be fully produced in accordance with LLC’s technical specifications as promulgated by LLC from time to time (all as provided in written or electronic form to AMC in a reasonable time period prior to implementation, including any amendments thereto; and which are equally applied to all exhibitors), ready for exhibition, as well as in accordance with applicable LLC commercial standards and operating policies, and all applicable federal, state and local laws and regulations. LLC must reject or approve all Inventory provided by AMC within five (5) business days. Any such Inventory provided by AMC and not rejected within such time frame shall be deemed approved and incorporated into the Advertising Services. Any Inventory provided by AMC for review and approval by LLC need not, once approved by LLC, be resubmitted by AMC for approval in connection with any future use. During the Term, the Parties will use commercially reasonable efforts to collaborate on a more modern and engaging approach to the Advertising Services and other content displayed prior to feature films and Digital Programming Events with any changes focused on increased revenue and audience engagement.

Section 4.04 Policy Trailer; Branded Slots.

(a) General. At AMC’s request, LLC agrees to create, in conjunction with and subject to AMC’s prior approval, an AMC brand identity (the “Brand”) that will surround, or “house,” the Digital Content Service and include interstitial messaging (“bridges and bumps”), throughout the Play List and in the Policy Trailer, to reinforce the Brand. Except as permitted in Theatre Advertising, the Brand and the Branded Slots shall not contain the display of any advertising on behalf of a third-party, including any trademark, service mark, or logo. In addition to the interstitial messaging, the Digital Content Service will feature (i) up to [***] minutes for the promotion of AMC’s internal business and/or promotional materials for Digital Programming Events (the “Branded Slots”) in each Play List, (ii) the Policy Trailer, and (iii) any other content as may be agreed between AMC and LLC. The Parties hereby acknowledge that AMC has the right to exhibit the PSA Trailer after Showtime.

(b) Policy Trailer. The policy trailer will be (i) up to [***] seconds, (ii) exhibited in the Theatres after Showtime and after the Postshow, and (iii) used to feature content relating to Theatre policy and operations, and may include (w) a policy service announcement that promotes appropriate theatre behavior, (x) promotions of AMC Concessions, (y) the display of any trademark, service mark, logo or other branding of a film studio(s), distributor(s), or production company(ies) and (z) upon prior written approval of AMC, other promotional materials of third- party products for which LLC sells advertising and is paid a fee (the “Policy Trailer”).

(c) Branded Slot. Each Branded Slot may only exhibit Theatre Advertising and/or Sponsor Messages in connection with Event Sponsorships. LLC is required to include no less than [***] seconds of Branded Slots within the final [***] minutes of the Play List during the Preshow, [***] seconds of which shall be included within the final [***] minutes of the Play List during the Preshow; provided, that LLC may begin these Branded Slots up to one minute earlier when LLC expands the amount of advertising units that follow these Branded Slots through the sale of additional advertising to third parties. AMC may display Theatre Advertising after the Pre-Feature Program and prior to any feature film or Digital Programming Event, provided, however, that the time after the Pre-Feature Program will remain substantially consistent with AMC’s past practice prior to the Execution Date.

(d) Restrictions. Other than as permitted in Sections 4.04(a), (b), (c) or Section 4.06, none of the Brand, the Policy Trailer, or the Branded Slots will include third-party advertising and/or third-party mentions for products and services, without LLC’s prior written approval; provided that a Branded Slot promoting a Digital Programming Event may include a Sponsor Message.

Section 4.05 Beverage .

(a) Beverage Agreements. LLC shall, through the expiration or other termination of AMC’s Beverage Agreement in effect on the Execution Date, display or exhibit, as applicable, as part of the Advertising Services, advertising Inventory meeting any and all specifications and requirements prescribed by the Beverage Agreement, including format, length (not to be longer than ninety (90) seconds), and placement within the Play List, as mutually agreed by the Parties, with compliance by LLC to be within a reasonable time after such specifications are communicated from time-to-time by AMC to LLC in a written notice. In consideration for the advertising pursuant to the Beverage Agreement, AMC agrees to pay LLC at the advertising rates set forth on Exhibit B (the “Beverage Agreement Advertising Rate”). The Beverage Agreement Advertising Rate shall be paid on or before the last day of LLC’s fiscal month following LLC’s fiscal month in which the Advertising Services related to the Beverage Agreement were provided; provided that the Parties agree that as long as the payments from LLC for the Minimum Guarantee, Theatre Maintenance Fee per Digital Cinema Screen, Revenue Share, Platinum Revenue Share, or Political Revenue Share exceed the Beverage Agreement Advertising Rate, then LLC has the right to net the payment of the Beverage Agreement Advertising Rate by setting off the amount of the Beverage Agreement Advertising Rate against the amounts owed by LLC. Beginning after AMC’s Beverage Agreement in effect on the Execution Date expires or otherwise terminates through the end of the Term, AMC shall have the right to have included in the Advertising Services advertising Inventory for its beverage concessionaires at the then current Beverage Agreement Advertising Rate; provided that AMC (i) keeps LLC apprised of the status of negotiations with the beverage vendor (including likelihood of reaching agreement, advertising length and placement required), from the time such negotiations begin until an agreement is signed, and (ii) provides LLC notice (including advertising length and placement required) within two (2) business days after the date that AMC and its beverage concessionaire agree on terms for a new Beverage Agreement. AMC shall be permitted to prescribe the length and placement within the Play List of on-screen Inventory based on the requirements of the Beverage Agreements which may then be in effect between AMC and such then-applicable beverage concessionaires; provided that such Inventory shall not exceed ninety (90) seconds in length for all such Beverage Agreements. AMC-redacted and/or AMC-selected (by disclosure or summary) contents of the Beverage Agreement shall only be disclosed as, and to the extent, required pursuant to this Agreement, provided such disclosure would not violate the terms of such Beverage Agreement.

Section 4.06 Other AMC Advertising Agreements.

(a) Theatre Advertising. In addition to advertising Inventory referenced above in Sections 4.04 and 4.05, AMC may purchase, on an arm’s length basis and subject to availability, as part of the Advertising Services, advertising Inventory for Theatre Advertising and to promote Digital Programming Events. AMC shall pay for Advertising Services pursuant to this Section 4.06(a) on or before the last day of LLC’s fiscal month following LLC’s fiscal month in which the Advertising Services were provided.

(b) Non-Theatre Advertising. AMC may enter into a cross-marketing arrangement designed to (i) promote the Theatres and the movie-going experience with a local, regional or nationally-known vendor of products or services that are not of the type described in Theatre Advertising or (ii) promote Digital Programming Events, in either case, for the purpose of generating increased attendance at the Theatres or increased revenue for AMC (other than revenue from any Advertising Services) (the “Strategic Relationship”) with advertising of such products or services being presented in the Theatres (with advertising in the Lobby Entertainment Program and Lobby Promotions to be set forth in Addendum A) (“Strategic Programs”), subject to the terms set forth in this Section 4.06(b). Strategic Programs may not be made on an exclusive basis. Strategic Programs entered into in connection with a Digital Programming Event shall not include any third-party advertising, trademarks, service marks, logos or other branding and/or third-party mentions for products and services except for a Sponsor Message. AMC covenants that it shall not re-sell any Advertising Services, including those received in connection with Strategic Programs. Strategic Programs shall be subject to the following limitations:

(i) Strategic Programs. AMC may conduct at no cost with respect to any Strategic Programs no more than (A) two (2) local or regional promotions per Flight per Theatre and (B) four (4) national promotions per year; provided, however, that no more than one national promotion may run at any time (the “Client Limitation”). By means of illustration, the Client Limitation for national promotions are not limited to a Flight, accordingly, one national promotion may run for twelve months, two national promotions may run for six months each provided that they do not run at the same time, four national promotions may run for three months each provided that they do not run at the same time, or another combination of national promotions may be used if there are no more than four promotions within a twelve-month period. For purposes of this Section 4.06(b), each continuously running promotion is counted as one promotion, regardless of whether such promotion is displayed using only one element (e.g., Lobby Screens) or displayed in an integrated basis using multiple elements (e.g., Lobby Screens and Lobby Promotions). Additionally, for purposes of this Section 4.06(b), a local or regional promotion is a promotion that is exhibited in Theatres located within one or two contiguous Designated Marketing Areas (as defined by the term DMA®, a registered trademark of Nielsen Marketing Research, Inc.), and a national promotion is a promotion that is exhibited in Theatres located within two (other than two contiguous) or more Designated Marketing Areas.

(ii) Strategic LEN Promotions. Strategic Programs in the Lobby Entertainment Program (“Strategic LEN Promotions”) are addressed in Addendum A.

(iii) Strategic Lobby Promotions. Strategic Programs through Lobby Promotions (“Strategic Lobby Promotions”) are addressed in Addendum A.

Section 4.07 AMC Run-Out Obligations.

(a) Encumbered Theatres. AMC agrees to provide LLC written notice as much in advance as is reasonably practicable under the circumstances of, and to furnish LLC true and correct copies (reasonably redacted by AMC and subject to confidentiality) of all documentation evidencing, all valid, pre-existing contractual obligations (the “Run-Out Obligations”) relating to any of the advertising, promotional and event activities and services in any Additional Theatres for which LLC would otherwise have consent rights to add to the

Digital Content Network (collectively, the “Encumbered Theatres”); provided such disclosure does not violate the terms of any such agreements.

(i) No Run-Out Obligations. AMC shall, effective upon acquisition of the Encumbered Theatre, terminate any agreements between AMC and an Affiliate relating to advertising, promotional and event activities and services in any Encumbered Theatre, so that any such agreements do not create Run-Out Obligations.

(ii) Run-Out Obligations. AMC and/or its Affiliates (as applicable) shall be permitted to abide by the terms of the Run-Out Obligations; however, AMC agrees, subject to legal constraints (if any), to use commercially reasonable efforts to obtain the termination of such Run-Out Obligations, including without limitation neither extending nor renewing such Run-Out Obligations (provided that AMC shall have no obligation to make any payment in connection with obtaining the termination of such Run-Out Obligations). AMC further agrees not to enter into any new agreement with any third party with respect to any Encumbered Theatre, or amend or modify any Run-Out Obligation, to the extent such agreement, amendment or modification would be inconsistent with the rights of LLC under Section 2.04 or have the effect of any extension. Prior to the expiration of the Run-Out Obligations, each Encumbered Theatre may, upon the mutual agreement of LLC and AMC, become a Theatre with respect to some or all of the Advertising Services, provided such election does not create a default under any Run-Out Obligation. In any event, except in accordance with Section 4.12 (Excluded Theatres), if any, or as may be mutually agreed by the Parties in writing, each Encumbered Theatre shall automatically become a Theatre, for all purposes hereof, no later than the expiration of the Run-Out Obligations with respect to such Encumbered Theatre.

Section 4.08 License. LLC hereby grants to AMC and its Affiliates a limited, non- exclusive, non-transferable, non-sublicenseable license in the Theatres only to receive, store, display and exhibit the Digital Content Service and the Digital Carousel, as applicable, on the LLC Equipment and the AMC Equipment solely in connection with its performance of and subject to all of the terms and conditions of this Agreement. AMC may not alter intentionally the Digital Content Service or the Digital Carousel or otherwise intentionally exhibit the Digital Content Service or the Digital Carousel in a manner resulting in a change to the Digital Content Service or Digital Carousel or any related on-screen Inventory, nor may AMC use or make the Digital Content Service or Digital Carousel available for any purpose, at any location, or in any manner not specifically authorized by this Agreement, including without limitation recording, copying or duplicating the Digital Content Service or Digital Carousel or any portion thereof. AMC shall at all times receive and exhibit the Digital Content Service and Digital Carousel in accordance with such policies and procedures of LLC that are provided in advance to AMC and consistently applied with respect to other exhibitors from time to time. Each Party shall be solely responsible for obtaining and providing all rights, licenses, clearances and consents necessary for the use of any Inventory it sources or creates (whether or not it sources or creates such Inventory on behalf of the other Party), or that is prepared or provided by third parties on its behalf, as contemplated herein, except as may otherwise be agreed by the Parties in writing.

Section 4.09 Cooperation and Assistance. The Parties agree that the effectiveness and quality of the Advertising Services as provided by LLC are dependent on the cooperation and operational support of both Parties.

(a) AMC. AMC agrees that it (and each of the Theatres) shall at all times during the Term provide LLC, at AMC’s own cost except as otherwise provided in this Agreement, with the following:

(i) internal resources and permissions as reasonably required to effectuate delivery of the Advertising Services, including without limitation projection and sound technicians and other employees to assist with LLC Equipment installation and Digital Content Service transmission;

(ii) unless unavailable, 24 (hour) by 7 (day) “real time” access via AMC’s network assets in conformity with AMC’s network use and security policies (provided in advance to LLC and consistently applied with respect to other AMC service providers) to the in-Theatre software and hardware components of the Digital Content Network, consistent with the Specification Documentation, so that LLC can monitor the distribution and playback, including immediate proof of playback, which LLC may use a third-party service to monitor), of the Advertising Services and the Parties will reasonably cooperate to ensure that corrections or changes are made as required to deliver the Advertising Services (LLC may engage a third-party to assist in LLC’s monitoring of the proof of playback);

(iii) detailed playback information in a form, whether electronic or hard copy, and at such times as either AMC or LLC shall reasonably request;

(iv) prompt notification of reception, playback or other technical problems associated with receipt of the Advertising Services;

(v) the results of quality audits performed by AMC periodically during the Term upon LLC’s request and at its direction to confirm playback compliance;

(vi) adequate opportunities to train AMC personnel, as provided in Section 3.07;

(vii) attendance data film-by-film, rating-by-rating and Theatre-by-Theatre for all Theatres, in an electronic form and in a format agreed by the Parties, at such times as are consistent with AMC’s internal reporting systems but in any event at least weekly;

(viii) on a monthly, quarterly and annual basis as requested by LLC from time to time, a list of all Theatres, including (i) identification of which Theatres are Non-Digitized Theatres, (ii) the number of total screens and digital screens at each Theatre and for all Theatres at which Advertising Services are provided, (iii) identification of any Theatres that are not equipped with at least one Lobby Screen to display the Lobby Entertainment Program, (iv) identification of the Standard Format Screens and Premium Large Format Screens, (v) attendance for screens on which Advertising Services are provided (by Theatre and in total), including separate identification of attendance for [***], and screens on which Advertising Services under the Beverage Agreement is provided (if different); (vi) upon LLC’s request, identification of Theatres in which Advertising Services are not provided, and the attendance and number of screens at such theatres; (vii) estimated Theatre opening and closing dates; and (viii) such other information described reasonably requested by LLC, as such may be amended from time to time by mutual agreement of the Parties;

(ix) AMC’s budgeted attendance by theatre (and by month if AMC budgets on a monthly basis) for the next full fiscal year once approved by AMC’s board, and;

(x) such other information regarding the Advertising Services as LLC may reasonably request from time to time, as AMC agrees to provide in its sole discretion;

(b) LLC. LLC agrees that it shall at all times during the Term provide AMC, at LLC’s own cost except as otherwise provided in this Agreement, with the following:

(i) on a weekly basis, a report of compliance by each Theatre with on-screen advertising requirements and reasons for any noncompliance, including a report of compliance relating to the Beverage Agreement (the “Beverage Compliance Report”);

(ii) on a weekly basis, a representative Play List of national advertising, which LLC shall make available no later than two business days prior to the day on which the Play List be implemented;

(iii) on a monthly basis, a report regarding local advertising.

(c) Confidentiality. For the avoidance of doubt, information made available subject to this Section 4.09 shall be subject to the provisions of Section 14.01 (Confidential Treatment); provided however, that LLC agrees that AMC shall be permitted to provide the Beverage Compliance Report to its beverage concessionaire. AMC agrees to be included in any compliance reporting LLC provides to its advertisers and other content providers for proof of performance.

Section 4.10 Trailers.

(a) Trailers. Trailers that are exhibited in the Theatres shall not include the exhibition or display of any trademark, service mark, logo or other branding of a party other than the film studio(s), distributor(s), or production company(ies); provided, however, Trailers may include incidental images of products or services which appear in the motion picture or other programming or event (e.g., product placements).

(b) Event Trailers. Any Event Trailer shall be limited to a promotion for an applicable Digital Programming Event and shall not include the exhibition or display of any trademark, service mark, logo or other advertising or branding other than the distributor(s) or production company(ies) of the Digital Programming Event. Additionally, Event Trailers may include (i) incidental images of products or services which appear in the Digital Programming Event (e.g. product placements), and (ii) Sponsor Message(s) in connection with Event Sponsorships.

Section 4.11 Customer Access to Pre-Feature Program. AMC shall use commercially reasonable efforts to provide audiences access to the Theatre auditorium for the Pre-Feature Program not less than 20 minutes prior to Showtime.

Section 4.12 Excluded Theatres. Following the Execution Date, AMC shall not have the right to designate any Theatres for purposes of this Agreement as “Excluded Theatres” without LLC’s prior written consent. AMC will provide a list of any Theatres that it considers Excluded

Theatres via email prior to the Execution Date. Any Excluded Theatres may not receive any advertising services from any party.

Section 4.13 [Reserved].

Section 4.14 Consultation regarding Certain Advertising Agreements.

(a) Theatre Advertising. Prior to either Party entering into an exclusive agreement for longer than one Flight with any third party for Theatre Advertising, the contracting Party will give the other Party written notice not less than twenty (20) days in advance of the contract date, and the Parties will consult in good faith to confirm that such exclusive arrangement does not conflict with any exclusive arrangements the other Party has entered into or contemplates entering into; provided however, this notice shall not apply to entry into the Beverage Agreement by AMC. Any exclusive agreement in which AMC enters will not restrict LLC’s ability to sell advertising.

(b) Strategic Relationships. AMC shall not enter into any Strategic Relationship that conflicts with any existing or proposed exclusive advertising or promotional arrangement between LLC and a third party for which LLC has provided prior written notice, which may be by electronic mail, to AMC’s designated representative(s) of such existing or proposed exclusive arrangement, including the identity of the other party, the length of time, and type of category of such exclusive arrangement, and specifically in connection with a proposed exclusive arrangement the anticipated start date of such arrangement. AMC may enter into any Strategic Relationship that conflicts with a proposed exclusive arrangement prior to the anticipated start date of such arrangement. Further, in the event that LLC is unable to enter into a definitive agreement with respect to such proposed exclusive arrangement within sixty (60) days after such notice by LLC to AMC of such proposed exclusive arrangement, which notice may not be provided more than once in any twelve month period, then AMC shall have the right to enter into any such Strategic Relationship.

Section 4.15 3D and 4D Services.

(a) Access to Projection Systems for 3D or 4D Advertising Services. Subject to the terms and conditions of this Agreement, including, without limitation this Section 4.15, if and to the extent that AMC has the capability to exhibit full-length motion pictures using a Projection System in 3D or 4D in one or more auditoriums in any Theatre, LLC shall have the right to exhibit 3D or 4D Advertising Services using such Projection System in such auditoriums, in the following instances (i) after the Advertising Services have been converted to such Projection System in accordance with Section 3.06 or (ii) prior to the presentation of a 3D or 4D motion picture or other 3D or 4D content (“3D or 4D Content”); in either case, such 3D or 4D Advertising Services, (x) will be properly conditioned to meet the specifications of AMC 3D or 4D equipment providers, and (y) LLC shall pay or reimburse AMC for any and all third party licensing fees incurred by AMC related to use of the 3D or 4D equipment in conjunction with 3D or 4D Advertising Services. Notwithstanding the foregoing, to the extent such Projection System has not become Digital Cinema Equipment in accordance with Section 3.06, LLC shall be responsible for providing such 3D or 4D Advertising Services in a form and format to be reasonably requested by AMC. In the event that LLC requests AMC to ingest and play 3D or 4D Advertising on AMC’s player, if there are incremental costs that are going to be incurred beyond AMC’s normal operating procedures then AMC and LLC must meet and agree on the appropriate reimbursement to be paid by LLC to AMC to offset such AMC incremental costs necessary to accommodate LLC’s request.

(b) 3D Glasses. LLC agrees that AMC will bear no expense with respect to 3D Glasses provided to theatre patrons to view 3D or 4D Advertising Services. In the case of 3D or 4D Advertising Services distributed prior to the presentation of 3D or 4D Content, LLC shall obtain any and all necessary consents to allow theatre patrons to use the 3D Glasses delivered to AMC by the provider of such 3D or 4D Content; provided that LLC shall be liable for, and, if necessary, reimburse AMC for, any and all costs imposed by such provider on either LLC or AMC for the use of 3D Glasses to view the 3D or 4D Advertising Services; provided, further, that if AMC agrees with such provider to purchase 3D Glasses in order to provide them to theatre patrons to view such 3D or 4D Content, then the Parties will negotiate in good faith a reasonable allocation of such costs between AMC and LLC, which costs shall include additional payroll or general and administrative costs incurred by AMC for inventory and storing such 3D Glasses for LLC. LLC will not interfere with the rights of AMC’s 3D or 4D service provider to advertise its business, products or services on storage bins for 3D Glasses, as set in the current agreement(s) between AMC and any 3D or 4D service provider, or between such 3D or 4D service provider and any distributor.

(c) Applicability of ESA Provisions. All provisions of this Agreement, including the revenue provisions of Article 2 and the content standards set forth in Section 4.02, will apply to any advertising on 3D Glasses, packaging for 3D Glasses and 3D Glasses recycling bins used by LLC in connection with the distribution of 3D or 4D Advertising Services. Advertising on 3D Glasses and packaging for 3D Glasses will be permitted only as approved by AMC in its sole and absolute discretion.

Section 4.16 Digital Programming Event Simulcast.

(a) Definition. If AMC exhibits a Digital Programming Event that is a simulcast of a live event across a broadcast (or cable, including pay-per-view) network or the Internet (the “Digital Programming Event Simulcast”), then LLC acknowledges that Digital Programming Event Simulcasts may contain third- party advertising that is provided by the provider of such Digital Programming Event Simulcast as part of such simulcast. Any event that is delayed or previous recorded shall not be a Digital Programming Event Simulcast for purposes of this Agreement.

(b) Third-Party Advertising. For clarification, to the extent that the content provider allows any third-party advertising, trademarks, service marks, logos or other branding and/or third-party mentions for products and services to be included in a Digital Programming Event Simulcast, other than that provided by an Event Distributor (as defined below), as between, AMC, Event Distributor and LLC, LLC shall have the exclusive right to provide Event Simulcast Advertising Services. LLC acknowledges that AMC shall require that any third-party advertising to be exhibited during a Digital Programming Event Simulcast be subject to content standards substantially similar to those contained in Section 4.02 of this Agreement. If AMC grants the Event Distributor a waiver of compliance with one or more of such standards, AMC will give LLC written notice of such waiver at such time as the waiver is granted. LLC shall be deemed to be granted a waiver from compliance with the content standards of Section 4.02 to the same extent for sole purposes of providing Event Simulcast Advertising Services for the Digital Programming Event Simulcast to which the waiver applies. If AMC or any of its Affiliates receives any compensation specifically for the broadcast of third-party advertising during a Digital Programming Event Simulcast, AMC or such Affiliate will pay LLC one hundred percent (100%) of such compensation. For example purposes only, the receipt of revenue from ticket sales or revenue from a content provider or a Sponsor for the purpose of hosting a Digital Programming Event Simulcast (and such revenue is not in any way attributable to the Inventory) will not be considered compensation for advertising that must be paid to LLC. The exhibition by AMC at the direction of an Event Distributor of any third-party advertising during a Digital Programming Event Simulcast shall be expressly permitted by LLC hereunder notwithstanding the provisions of Section 2.04 hereof.

(c) No Liability. LLC will have no liability of any kind under this Agreement for any content included in a Digital Programming Event Simulcast, unless, and only to the extent that, LLC provides Event Simulcast Advertising Services.

Section 4.17 Event Sponsorships; Sponsor Message.

(a) Event Sponsorships. LLC and AMC will work together in good faith to develop and sell Event Sponsorships for Digital Programming Events. No Sponsor for an Event Sponsorship may be a theatre or theatre circuit which is a competitor of AMC. Any Event Sponsorship provided by LLC shall be subject to the content standards of Section 4.02 of this Agreement. LLC acknowledges that AMC shall require any Event Sponsorship provided by any third-party distributor of a Digital Programming Event (the “Event Distributor”) to be subject to content standards substantially similar to those contained in Section 4.02 of this Agreement. If AMC grants an Event Distributor a waiver of compliance with one or more of such standards, AMC will give LLC written notice of such waiver at such time as the waiver is granted. LLC shall be deemed to be granted a waiver from compliance with the content standards of Section 4.02 to the same extent for purposes of the sale of advertising by LLC for such Event Sponsorship to which the waiver applies. The exhibition of third-party advertising relating to an Event Sponsorship by AMC at the direction of the Event Distributor shall be expressly permitted by LLC hereunder notwithstanding the provisions of Section 2.04 hereof; provided however, that LLC shall have no liability of any kind under this Agreement for any content provided by the Event Distributor.

(b) Sponsor Message. If LLC or an Event Distributor sell an Event Sponsorship for a Digital Programming Event, no third-party advertising, trademark, service mark, logo or other advertising or branding, including any third-party mentions for products and services, may be displayed, except a Sponsor Message may be included in the Event Trailer, Branded Slot, Lobby Entertainment Program, Lobby Promotion or as part of a Strategic Program, subject to the limits of Section 4.06(b). Any Sponsor Message shall be limited to (a) up to 5 seconds per Sponsor and (b) not more than 10 seconds if there is more than one Sponsor setting forth a “sponsored by” or “presented by” mention. The Sponsor Message may include Sponsor’s logo and audio announcement or mention of the Sponsor’s name, subject to the limits in the previous sentence, and may not include any references of any kind to any of the Sponsor’s products or services. Under no circumstances will any Sponsor have the right to “pass-through” any of the marketing rights in the Event Sponsorship or Strategic Program.

Section 4.18 Bar/Lounge Video Screens. Notwithstanding anything herein to the contrary, AMC shall not be prohibited from placing video screens in its bar and/or lounge areas where alcoholic beverages are sold and such screens may display live broadcast/cable/streaming programming including such advertising as included with such live broadcast/cable/streaming programming (such screens, the “Bar/Lounge Video Screens”). When not being used for the aforementioned programming, the Bar/Lounge Video Screens may, but are not required to, display the Lobby Entertainment Program where technically feasible, but AMC will not display any other content on the Bar/Lounge Video Screens.

Article 5.

SUPPORT; MAKE GOODS

Section 5.01 Software Support. LLC reserves the right to request of AMC and agrees to consult with AMC during the Term on any proposed material changes or updates to the Software. LLC shall make available to AMC pursuant to the terms of the license in Section 7.01 below all such updates or modifications to the Software. Unless otherwise agreed to in writing by LLC, AMC shall not permit any third party to perform or provide any maintenance or support services with respect to the LLC Equipment or the Software.

Section 5.02 Cooperation. AMC agrees to take all actions during the Term that are within its control and reasonably necessary to permit the delivery, exhibition and viewing of the Advertising Services in the Theatres on the terms and conditions set forth herein.

Section 5.03 Make Goods. In the event that any Inventory scheduled for exhibition pursuant to Sections 4.05(a) or 4.06 is not exhibited as scheduled, LLC shall take such action or provide such remedy as is required pursuant to the applicable AMC advertising agreement, including the exhibition of “make good” Inventory sufficient to achieve the level of Inventory content impressions necessary to satisfy any contractual obligations governing the exhibition of such Inventory. AMC acknowledges and agrees that such contractual obligations must have been timely disclosed to LLC in writing as a condition to the exercise of the foregoing exclusive right and remedy; such obligations as of the Execution Date have been provided by AMC to LLC in a separate letter. To the extent such third-party agreement prescribed a “make good” remedy, AMC agrees to make its Theatres (including screens and Lobby Screens, if applicable) available for the exhibition of such “make goods,” and LLC agrees to exhibit such “make goods” consistent with any contractual obligations of AMC concerning the exhibition of such “make goods.” LLC reserves the right to use excess or unsold Inventory as “make goods,” remnant advertising, other revenue generating advertising, public service announcements, and the like. Notwithstanding the foregoing, LLC shall only be required to make any payment of moneys (including a refund of amounts paid by the applicable advertiser) in the event that the reason that the applicable Inventory was not exhibited or was exhibited in an incorrect position was primarily a result of actions or inactions by LLC (or its designees or assigns) and the applicable advertising agreement does not allow, or LLC otherwise does not provide, a remedy of exhibition of “make good” Inventory.

Article 6.

OTHER AGREEMENTS

Section 6.01 Joint Venture Termination and Settlement Agreement. On the Execution Date, LLC and AMC will enter into the Joint Venture Termination and Settlement and Release in the form attached hereto as Exhibit C (the “Joint Venture Termination and

Settlement Agreement”). AMC will promptly take all action needed to cause any actions identified in the Settlement and Release to be dismissed with prejudice.

Section 6.02 Digital Advertising Agreement. LLC and AMC will use commercially reasonable efforts to negotiate a Digital Advertising Agreement covering AMC’s digital touchpoints with consumers on commercially reasonable terms in light of the Parties larger relationship (the “Digital Advertising Agreement”).

Article 7.

INTELLECTUAL PROPERTY

Section 7.01 Software License. Subject to the terms and conditions of this Agreement and the License Agreement, LLC hereby grants to AMC, and AMC hereby accepts, a non- exclusive, non-transferable, non-sublicenseable, limited license to install and execute the object code version of the Software solely for the limited purpose to receive, store, display and exhibit the Digital Content Service and the Digital Carousel, as applicable, on the LLC Equipment and the AMC Equipment solely in connection with its performance of and subject to all of the terms and conditions of this Agreement and only to the extent such Software is utilized by AMC.

Section 7.02 License of the LLC Marks.

(a) Grant. Subject to the terms and conditions of this Agreement and any guidelines or requirements provided in writing from time-to-time by LLC to AMC, LLC hereby grants at no additional cost to AMC, and AMC hereby accepts, a non-exclusive, non-transferable (except in connection with an assignment of this Agreement in accordance with Section 15.08 hereof), nonsublicenseable, limited license (i) to use the LLC Marks solely in connection with its participation in the Advertising Services, as approved by LLC in writing in advance (which shall not be unreasonably or untimely withheld), and (ii) to use the LLC Marks in marketing or advertising materials (“Marketing Materials”) that have been approved (which shall not be unreasonably or untimely withheld) by LLC pursuant to the terms hereof, provided and to the extent LLC shall have authorized AMC to promote the Advertising Services. AMC acknowledges that LLC is and shall remain the sole owner of the LLC Marks, including the goodwill of the business symbolized thereby. AMC recognizes the value of the goodwill associated with the LLC Marks and acknowledges and agrees that any goodwill arising out of the use of the LLC Marks or any of them by AMC shall inure to the sole benefit of LLC for all purposes hereof.

(b) Approval of Use. Prior to using any Marketing Material or depicting or presenting any LLC Mark in or on any marketing or advertising material or otherwise, AMC shall submit a sample of such Marketing Material or other material to LLC for approval. LLC shall exercise commercially reasonable efforts to approve (which shall not be unreasonably withheld) or reject any such Marketing Material or other material submitted to it for review within five (5) business days from the date of receipt by LLC. AMC shall not use, publish, or distribute any Marketing Material or other material unless and until LLC has so approved it in writing. Upon receipt of such approval from LLC for a particular Marketing Material or other material, AMC shall not be obligated to submit to LLC substantially similar material for approval; provided, however, AMC shall timely furnish samples of all such material to LLC.

(c) Quality Standards. Any and all use or exercise of rights by AMC with respect to the LLC Marks or any other trademark, tradename, service mark or service name provided by LLC to AMC for use in connection with the Advertising Services shall be in accordance with standards of quality and specifications prescribed by LLC from time to time (the “LLC Quality Standards”) and which have been delivered to AMC. LLC shall have the right to change the LLC Quality Standards from time to time upon written notice to AMC, provided such modified LLC Quality Standards are equally and timely applied to any and all other exhibitors of the Advertising Services.

(d) Designation. AMC shall cause the appropriate designation “(TM)” or “(SM)” or the registration symbol “(R)” to be placed adjacent to the LLC Marks in connection with the use thereof and to indicate such additional or alternative information as LLC shall specify from time to time concerning the use by AMC of the LLC Marks as such is, equally and timely communicated and applied to any and all other exhibitors of the Advertising Services.

(e) Right to Suspend Use. AMC shall not use any LLC Mark in any manner that may reflect adversely on the image or quality symbolized by the LLC Mark, or that may be detrimental to the image or reputation of LLC. Notwithstanding anything herein to the contrary, LLC shall have the right, at its sole option, to terminate or suspend the trademark license grant provided herein if it determines that AMC’s use of the LLC Marks or any of them is in violation of its trademark usage guidelines or is otherwise disparaging to its image or reputation, and such use is not conformed to such guidelines and other reasonable requests of LLC within ten (10) days of receipt of written notice thereof.

(f) Use Limitations. AMC agrees not to use (i) any trademark or service mark which is confusingly similar to, or a colorable imitation of, any LLC Mark or any part thereof, (ii) any trademark or service mark in combination with any LLC Mark, except in the case of the Brand as created by LLC under the terms of Section 4.04(a) or (iii) any LLC Mark in connection with or for the benefit of any product or service of any other Person or entity, except in the case of the Brand as created by LLC under the terms of Section 4.04(a). AMC shall not engage in any conduct which may place LLC or any LLC Mark in a negative light or context, and shall not represent that it owns or has any interest in any LLC Mark other than as expressly granted herein, nor shall it contest or assist others in contesting the title or any rights of LLC (or any other owner) in and to any LLC Mark.

(g) Treatment. With respect to all of LLC’s approvals, rights and otherwise under this Section 7.02, LLC shall treat AMC at least as favorably with respect to each instance as it has for any other exhibitor of the Advertising Services.

Section 7.03 License of the AMC Marks.

(a) Grant. Subject to the terms and conditions of this Agreement, and any guidelines or requirements provided in writing from time-to-time by AMC to LLC, AMC hereby grants at no cost to LLC, and LLC hereby accepts, a non-exclusive, non-transferable (except in connection with an assignment of this Agreement in accordance with Section 15.08 hereof), nonsublicenseable, limited license (i) to use the AMC Marks solely in connection with its delivery of the Advertising Services, as approved (which shall not be unreasonably or untimely withheld) by AMC in writing in advance, and (ii) to use the AMC Marks in Marketing Materials that have been approved (which shall not be unreasonably or untimely withheld) by AMC pursuant to the terms hereof. LLC acknowledges that AMC is and shall remain the sole owner of the AMC Marks, including the goodwill of the business symbolized thereby. LLC recognizes the value of the goodwill associated with the AMC Marks and acknowledges and agrees that any goodwill arising out of the use of the AMC Marks by LLC shall inure to the sole benefit of AMC for all purposes hereof.

(b) Approval of Use. Prior to using any Marketing Material or depicting or presenting any AMC Mark in or on any marketing or advertising material or otherwise, LLC shall submit a sample of such Marketing Material or other material to AMC for approval. AMC shall exercise commercially reasonable efforts to approve (which shall not be unreasonably withheld) or reject any such Marketing Material or other material submitted to it for review within five (5) business days from the date of receipt by AMC LLC shall not use, publish, or distribute any Marketing Material or other material unless and until AMC has so approved it in writing. Upon receipt of such approval from AMC for a particular Marketing Material or other material, LLC shall not be obligated to submit to AMC substantially similar material for approval; provided, however, LLC shall timely furnish samples of all such material to AMC.

(c) Quality Standards. Any and all use or exercise of rights by LLC with respect to the AMC Marks or any other trademark, tradename, service mark or service name provided by AMC to LLC for use in connection with the Advertising Services shall be in accordance with standards of quality and specifications prescribed by AMC from time to time (the “AMC Quality Standards”) and provided to LLC. AMC shall have the right to change the AMC Quality Standards from time to time upon written notice to LLC.

(d) Designation. LLC shall cause the appropriate designation “(TM)” or “(SM)” or the registration symbol “(R)” to be placed adjacent to the AMC Marks in connection with the use thereof and to indicate such additional or alternative information as AMC shall specify from time to time concerning the use by LLC of the AMC Marks as such is equally and timely communicated and applied to any and all other licensees of the AMC Marks.

(e) Right to Suspend Use. LLC shall not use any AMC Mark in any manner that may reflect adversely on the image or quality symbolized by the AMC Mark, or that may be detrimental to the image or reputation of AMC. Notwithstanding anything herein to the contrary, AMC shall have the right, at its sole option, to terminate or suspend the trademark license grant provided herein if it determines that LLC’s use of the AMC Marks or any of them is in violation of its trademark usage guidelines or is otherwise disparaging to its image or reputation, and such use is not conformed to such guidelines and other reasonable requests of AMC within ten (10) days of receipt of written notice thereof.

(f) Use Limitations. LLC agrees not to use (i) any trademark or service mark which is confusingly similar to, or a colorable imitation of, any AMC Mark or any part thereof, (ii) any trademark or service mark in combination with any AMC Mark, except for the LLC Marks as permitted under this Agreement or (iii) any AMC Mark in connection with or for the, benefit of any product or service of any other Person or entity, except for the LLC Marks as permitted under this Agreement. LLC shall not engage in any conduct which may place AMC or any AMC Mark in a negative light or context, and shall not represent that it owns or has any interest in any AMC Mark other than as expressly granted herein, nor shall it contest or assist others in contesting the title or any rights of AMC (or any other owner) in and to any AMC Mark.

Section 7.04 Status of the LLC Marks and AMC Marks. Without expanding the rights and licenses granted under this Agreement, the Parties acknowledge and agree that (a) the rights and licenses granted under this Agreement to use the LLC Marks and AMC Marks permit the use of the AMC Marks in combination or connection with the LLC Marks, (b) the use of the AMC Marks in combination or connection with the LLC Marks, whether in the Brand, Policy Trailer, Branded Slots, Marketing Materials or otherwise in connection with the participation in or delivery of the Advertising Services, will not be deemed to create a composite or combination mark consisting of the AMC Marks and the LLC Marks, but instead will be deemed to create and will be treated by the Parties as creating a simultaneous use of the LLC Marks and AMC Marks as multiple separate and distinct trademarks or service marks, (c) neither Party will claim or assert any rights in a composite mark consisting of elements of the LLC Marks and AMC Marks, and (d) all use of the AMC Marks and the LLC Marks under this Agreement will be subject to the provisions regarding the use and ownership of the AMC Marks and LLC Marks contained in this Agreement.

Article 8.

FEES

Section 8.01 Payment. Except as otherwise provided in this Agreement (e.g., payment of the Revenue Share, Platinum Revenue Share, Lobby Revenue Share, Political Revenue Share and Minimum Guarantee pursuant to Section 2.05 and Beverage Advertising Agreement Rate pursuant to Section 4.05), all amounts due by one Party to the other under this Agreement shall be paid in full within thirty (30) days after the receipt by the paying Party of an invoice therefor. Each Party agrees that invoices for amounts payable by the other Party will not be issued until the event triggering such payment obligation has occurred, or the condition triggering such payment obligation has been satisfied, as applicable. LLC may set off or recoup any amounts owed by LLC to AMC under this agreement against any amounts that LLC determines in good faith is owed by AMC to LLC under this Agreement.

Section 8.02 Administrative Fee. AMC may request the right to use the Digital Content Network for the delivery of any Digital Programming Events, Event Trailers, Trailers, PSA Trailers, meeting events or other entertainment content programming and, if such use is acceptable to LLC, AMC shall pay an Administrative Fee for such use as set forth in Exhibit B.

Section 8.03 Audit. Each Party shall keep and maintain accurate books and records of all matters relating to the performance of its obligations hereunder, including without limitation the sale of advertising, in accordance with generally accepted accounting principles. During the Term and for a period of one (1) year thereafter, each Party, at its sole expense, shall, upon reasonable advance written notice from the other Party, make such books and records (redacted, as applicable, to provide information relative to the Advertising Services and this Agreement) available at its offices for inspection and audit by the other Party, its employees and agents. Any audit with respect to amounts payable by either Party to the other Party under this Agreement shall be limited to an audit with respect to amounts to be paid in the current Fiscal Year and immediately preceding Fiscal Year only. Any period that has been audited pursuant to this section shall not be subject to any further audit. In the event an audit of the books and records of a Party reveals an underpayment to the other Party, the audited Party shall pay to the other Party the amount of such underpayment within 30 days of the completion of the audit. If such audit determines that the underage in payments paid to a Party were in the aggregate in excess of five percent (5%) of the payments owed, the Party owing the payment shall, in addition to making the payment set forth above, reimburse the Party receiving the payment for all reasonable costs, expenses and fees incurred in connection with such audit. Any disputes between the Parties relating to the calculation of amounts owed shall be referred to a mutually satisfactory independent public accounting firm that has not been employed by either Party for the two (2) year period immediately preceding the date of such referral. The determination of such firm shall be conclusive and binding on each Party, and judgment upon any such determination can be entered in any court having jurisdiction over the matter. Each Party shall bear one-half of the fees of such firm. If the Parties cannot select such accounting firm, then the selection of such accounting firm shall be made by the American Arbitration Association located in New York, New York. In addition to the foregoing audit rights of the Parties, during the Term, LLC and its authorized agents shall have the right, upon reasonable advance notice, to inspect any AMC premises or facilities involved in the performance of this Agreement to confirm the performance and satisfaction of AMC’s obligations hereunder.

Article 9.

TERM AND TERMINATION

Section 9.01 Term. Unless earlier terminated as provided below, the term of this Agreement shall begin on the Execution Date and shall continue through February 13, 2042 (the “Initial Term”), after which the Parties shall have the right to renew this Agreement on the terms as set forth in this Agreement for continuous, successive five-year periods upon mutual agreement (each, a “Renewal Term,” and together with the Initial Term, the “Term”). The Parties shall, for a period of six (6) months commencing eighteen (18) months before the conclusion of the Initial Term and any Renewal Term, negotiate in good faith terms, if any, on which they may agree to extend the Initial Term or any Renewal Term, and, if such agreement is reached, this Agreement shall be amended to incorporate such terms. Prior to and during such six (6) month period, AMC shall not enter into or conduct any negotiations with any third party with respect to any service that may be competitive with the Advertising Services or any feature thereof.

Section 9.02 Termination; Defaults. Either Party may terminate this Agreement, immediately, by giving written notice of termination to the other, and without prejudice to any other rights or remedies the terminating Party may have, if:

(a) Breach of Material Provision. The other Party materially breaches this Agreement, other than any provision of Section 15.08, and fails to cure such breach within ninety (90) days after receipt from the terminating Party of written notice of the breach specifying in detail the nature of the breach, provided, that if such material breach cannot be cured within ninety (90) days from the notice, then the ninety-day period shall be extended as long as is reasonably necessary to cure such breach if the Party receiving notice diligently attempts to cure such breach; and provided, further, that if any such breach by AMC is confined to a Theatre or limited number of Theatres, LLC shall have the right in its sole discretion to terminate this Agreement only as to such Theatre or Theatres.

(b) Breach of Anti-Assignment Provision. The other Party materially breaches any provision of Section 15.08, and fails to cure such breach within thirty (30) business days after receipt from the terminating Party of written notice of the breach; provided, that if such breach cannot be cured within thirty (30) business days from the notice, then the period of thirty business days shall be extended as long as is reasonably necessary to cure such breach if the Party receiving notice diligently attempts to cure such breach; and provided, further, that if any such breach by AMC is confined to a Theatre or limited number of Theatres, LLC shall have the right in its sole discretion to terminate this Agreement only as to such Theatre or Theatres.

(c) Injunction, Order or Decree. Any governmental, regulatory or judicial entity of competent jurisdiction shall have issued a permanent injunction or other final order or decree which is not subject to appeal or in respect of which all time periods for appeal have expired, enjoining or otherwise preventing LLC or, AMC from performing, in any material respect, this Agreement.

(d) Bankruptcy. The dissolution, bankruptcy, insolvency or appointment of a receiver or trustee of the other Party that is not dismissed within sixty (60) days, or the other Party convenes a meeting of creditors, has a receiver appointed, ceases for any reason to carry on business or is unable to pay its debts generally.

Section 9.03 Optional Termination .

(a) AMC Option. If, in AMC’s reasonable discretion, it determines that AMC has received meaningful negative customer reaction to the revised show structure detailed in this Agreement that is unrelated to AMC’s Trailers and other AMC content displayed before the feature film or Digital Programming Content, then AMC may, by written notice to LLC, no later than the date that is 3 months following the 18-month anniversary of the Effective Date terminate the Agreement and revert to the Reverted Agreement, subject to Section 9.03(c) (the “AMC Optional Termination Right”).

(b) LLC Option. If, in LLC’s reasonable discretion, it determines that the AMC Attributable Revenue per Attendee is insufficient to cover the Minimum Guarantee, then LLC may, by written notice to AMC, no later than the date that is 3 months following the 18-month anniversary of the Effective Date terminate the Agreement and revert to the Reverted Agreement, subject to Section 9.03(c) (the “LLC Optional Termination Right”).

(c) Impact of AMC Optional Termination Right and LLC Optional Termination Right. If either the AMC Optional Termination Right or the LLC Optional Termination Right is exercised, then (i) the Agreement will revert back to the terms of the Agreement that were in effect immediately prior to the Execution Date (the “Reverted Agreement”) effective 9 months following notice of the AMC Optional Termination Right or the LLC Optional Termination Right, and (ii) the terms of the Reverted Agreement will apply, including the Exclusivity Run-Out Payments and Encumbered Theatre Beverage Agreement Advertising Rate payment provisions included in the Original Agreement (Section 4.08 and the associated provisions in Schedule 1, Section A. and Section D.) other than (A) LLC will continue to have the rights to display 5 minutes of the Pre-Feature Program after Showtime, and (B) the revised content standards of this Agreement in Section 4.2 will continue to apply to the Reverted Agreement. Additionally, only if LLC exercises the LLC Optional Termination Right, then the Exclusivity Run-Out Payments and Encumbered

Theatre Beverage Agreement Advertising Rate payment provisions included in the Reverted Agreement (Section 4.08 and the associated provisions in Schedule 1, Section A. and Section D.) will no longer apply. The Exclusivity Run-Out Payments and Encumbered Theatre Beverage Agreement Advertising Rate payments will be calculated as set forth on Schedule 9.03(c)

Section 9.04 Survival. Articles 1, 10, 11, 13, 14 and 15 and Sections 2.04, 9.04, 9.05, and 12.07 shall survive any expiration or termination of this Agreement.

Section 9.05 Effect of Termination.

(a) General. Upon termination or expiration of this Agreement, each Party may exercise all remedies available to it as a matter of law and upon prior notice to AMC, LLC shall be entitled to enter the Theatres, and any other premises of AMC where any LLC Property may be located (or in the event of partial termination of this Agreement pursuant to Section 9.02(a) or (b) the affected Theatre(s) or premises), at a time mutually agreed to by the Parties in order to recover any and all LLC Property. In the event LLC fails to recover any LLC Property within the timeframe the Parties agree upon for such recovery, AMC shall have the right to remove and dispose of such LLC Property in its sole discretion, provided that any Software included in the LLC Property shall be recovered and returned to LLC at LLC’s expense. LLC shall be obligated to restore all premises from which LLC Property is removed pursuant to this section to their previous condition, excluding reasonable wear and tear and any other improvements or material alterations to such premises as may have been approved by the Parties in connection with installation of LLC Equipment or operation of the Advertising Services and shall repair any damage to the premises as a result of such removal. In addition, any and all licenses granted by either Party to the other under this Agreement shall immediately terminate, AMC shall cease using LLC Marks, LLC shall cease using AMC Marks and LLC shall be entitled to immediately discontinue the Advertising Services. Promptly upon termination or expiration of this Agreement, and except as expressly provided in Article 8 of the License Agreement, each Party shall return to the other Party all Confidential Information of the other Party, or, at the other Party’s option, destroy such Confidential Information and promptly provide to the other Party a certificate signed by an officer of the Party attesting to such destruction. Notwithstanding termination of this Agreement, each Party shall pay to the other, within thirty (30) days after the effective date of such termination, any and all fees (including costs and expenses) and other amounts owed hereunder as of such termination.

(b) [***]

Article 10.

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 10.01 Representations and Warranties. Each Party represents and warrants that:

(a) Formation. It (i) is duly formed and organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and incorporation and has the power and authority to carry on its business as carried on, and (ii) has the right to enter into this Agreement and to perform its obligations under this Agreement and has the power and authority to execute and deliver this Agreement.

(b) Governmental Authorization. Any registration, declaration, or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required to be obtained by it in connection with the valid execution, delivery, acceptance and performance by it under this Agreement or the consummation by it of any transaction contemplated hereby has been completed, made, or obtained, as the case may be.

(c) Consents. It is the exclusive owner of, or otherwise has or will have timely obtained all rights, licenses, clearances and consents necessary to make the grants of rights made or otherwise perform its obligations under this Agreement as required under this Agreement.

(d) No Conflicts. The execution and delivery of this Agreement do not, and the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time or both) (i) conflict with or result in a violation or breach of its charter or other organizational documents; conflict with or result in a violation or breach of any law or order applicable to it, or (A) conflict with or result in a violation or breach of, (B) constitute a default under, or (C) result in the creation or imposition of any lien upon it or any of its assets and properties under, any material contract or material license to which it or any of its Affiliates is a party or by which any of its or their respective assets and properties are bound.

Section 10.02 Additional Covenants.

(a) No Challenge. Each Party covenants that it will not at any time, except to the extent necessary to, assert or defend its rights under this Agreement: (i) challenge or otherwise do anything inconsistent with the other Party’s right, title or interest in its property, (ii) do or cause to be done or omit to do anything, the doing, causing or omitting of which would contest or in any way impair or tend to impair the rights of the other Party in its property or the rights of third party licensors or providers in their property, or (iii) assist or cause any Person or entity to do any of the foregoing.

(b) No Infringement by AMC. AMC covenants that, except as AMC discloses in writing concurrently with the execution hereof and excluding any intellectual property or other rights licensed pursuant to the License Agreement, none of the information, content, materials, or services it supplies or has supplied on its behalf under this Agreement to its knowledge infringes or misappropriates, or will infringe or misappropriate, any U.S. patent, trademark, copyright or other intellectual property or proprietary right of any third party to the extent used in accordance with the terms and conditions of this Agreement.

(c) No Infringement by LLC. LLC covenants that, except as specified in Section 10.02(b) and excluding any intellectual property or other rights licensed pursuant to the License Agreement, (i) to its knowledge, the Advertising Services will not violate, infringe or dilute any trademark, tradename, service mark or service name or any other intellectual property of any third party or the right of privacy or publicity of any person and (ii) LLC shall procure any and all consents, licenses or permits necessary relating to the Advertising Services provided to AMC and shall pay all license fees and royalties to the appropriate parties that become due and owing as a result of the performance of the Advertising Services or any other services as may be provided by LLC to AMC from time to time, other than film rent to the film distributors.

Section 10.03 Disclaimer. EXCEPT AS EXPRESSLY AND EXPLICITLY SET FORTH IN THIS AGREEMENT, ANY AND ALL INFORMATION, PRODUCTS, AND SERVICES, INCLUDING, WITHOUT LIMITATION, THE AMC PROPERTY AND LLC PROPERTY, ARE PROVIDED “AS IS” AND “WITH ALL FAULTS,” AND NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY MAKES ANY REPRESENTATION THAT THE DIGITAL CONTENT SERVICE OR ITS DISPLAY, OR RECEIPT OF ANY OTHER SERVICES, WILL BE UNINTERRUPTED OR ERROR-FREE.

Article 11.

INDEMNIFICATION

Section 11.01 Indemnification.

(a) Indemnification by AMC. AMC shall defend, indemnify, and hold harmless LLC and its officers, directors, members, owners, contractors, employees, representatives, agents, successors, and assigns (collectively, “Representatives”) from and against any and all losses, obligations, risks, costs, claims, liabilities, settlements, damages, liens, judgments, awards, fines, penalties, expenses and other obligations whatsoever (including, without limitation, reasonable attorneys’ fees and disbursements, except as limited by Section 11.02, and any consultants or experts and expenses of investigation) (collectively, “Costs”) suffered or incurred by LLC or its Representatives in connection with, as a result of, based upon, or relating to, (i) any breach by AMC of this Agreement, (ii) any use by AMC of any LLC Property (other than LLC Property licensed by LLC to AMC under the License Agreement) other than as authorized by this Agreement, (iii) any third-party claims directly resulting from acts or omissions of AMC or its designee(s), (iv) AMC’s fraud, willful misconduct, or noncompliance with law, (v) any infringement, violation, misappropriation, or misuse of any third-party intellectual property rights by the AMC Property (excluding the intellectual property or other rights licensed by AMC pursuant to the License Agreement); or (vii) any items disclosed by AMC pursuant to Section 10.02(b).

(b) Indemnification by LLC. LLC shall defend, indemnify, and hold harmless AMC and its Representatives from and against any and all Costs suffered or incurred by AMC or its Representatives in connection with, as a result of, based upon, or relating to, (i) any breach by LLC of this Agreement, (ii) any use by LLC of any information, content or other materials supplied by or on behalf of AMC hereunder (including the Brand), but not under the License Agreement, other than as authorized by this Agreement, (iii) any damage caused by LLC, its vendors or subcontractors in installation, inspection or maintenance of any Equipment, (iv) any third-party claims directly resulting from acts or omissions of LLC or its designee(s), including subcontractors, (v) any infringement, violation, misappropriation, or misuse of any third-party intellectual property rights by the LLC Property (excluding the intellectual property or other rights licensed by LLC pursuant to the License Agreement); or (vii) LLC’s fraud, willful misconduct, or noncompliance with law.

(c) Mutual Indemnification. Each Party (the “Indemnifying Party”) shall defend, indemnify, and hold harmless the other Party and the other Party’s Representatives from and against any and all Costs suffered or incurred by the other Party or the other Party’s Representatives in connection with or as a result of, and from and against any and all third party claims, suits, actions, or proceedings actually or allegedly arising out of, based upon, or relating to any infringement or dilution of any third party trademark, tradename, service mark or service name by any trademark, tradename, service mark or service name provided by the Indemnifying Party. In the event of any infringement or dilution giving rise to a claim for indemnification under Sections 10.02(b), 10.02(c) or 11.01(a)(iii), or if infringement or dilution potentially giving rise to a claim under this Section is, in the Indemnifying Party’s opinion, likely to occur the Indemnifying Party may, either: (i) procure for the other Party the right to continue using the trademark, tradename, service mark or service name in question, (ii) replace or modify the trademark, tradename, service mark or service name in question with a non-infringing or non- dilution alternative; or (iii) order the other Party to cease use of, and terminate the grant of rights under this Agreement with respect to, the trademark, tradename, service mark or service name in question. The Indemnifying Party will have no obligation under this Section for any infringement or dilution caused by, and the other Party will indemnify the Indemnifying Party in the event of, use by the other Party of the trademark, tradename, service mark or service name in question: (A) after the Indemnifying Party has notified the other Party to cease use of that trademark, tradename, service mark or service name; (B) in combination with any other trademark, tradename, service mark or service name not supplied by the Indemnifying Party; or (C) in breach of this Agreement. This Section 11.01(c) states each Party’s entire liability and sole and exclusive remedy for infringement or dilution claims or actions relating to third party trademarks, tradenames, service marks or service names in connection with this Agreement.

Section 11.02 Defense of Action. An indemnitor under this Article shall have the right to control the defense and settlement of any and all claims, suits, proceedings, and actions for which such indemnitor is obligated to indemnify, hold harmless, and defend hereunder, but the indemnitee shall have the right to participate in such claims, suits, proceedings, and actions at its own cost and expense. An indemnitor shall have no liability under this Article 11 unless the indemnitee gives notice of such claim to the indemnitor promptly after the indemnitee learns of such claim so as to not prejudice the indemnitor. Under no circumstance shall either Party hereto settle or compromise or consent to the entry of any judgment with respect to any claim, suit, proceeding, or action that is the subject of indemnification hereunder without the prior written consent of the other Party, except for settlement involving only monetary payment by the indemnitor or no commitment or admission by the indemnitee, which consent shall not be withheld or delayed unreasonably.

Article 12.

ADDITIONAL RIGHTS AND OBLIGATIONS

Section 12.01 Assistance. Each Party, upon the request of the other, shall perform any and all further reasonable acts and reasonably execute, acknowledge, and deliver any and all documents which the other Party determines in its sole reasonable judgment may be necessary, appropriate, or desirable to carry out the intent and purposes of this Agreement, including without limitation to document, perfect, or enforce the other Party’s right, title, or interest in and to any of such Party’s property, as well as any assistance requested in connection with the proceedings, suits, and hearings described in Section 12.02.

Section 12.02 Infringement. The Parties shall notify one another promptly, in writing, of any alleged, actual or threatened infringement, violation, misappropriation or misuse of or interference with (“Infringement”) any intellectual property which such Party knows of or has reason to suspect.

Section 12.03 Theatre Passes. Upon the request of LLC’s CEO, AMC will issue a number of annual passes, as reasonably requested by LLC and agreed by the parties and as reasonably consistent with prior practice, to the Theatres for use by LLC advertising clients, subject to AMC’s ability to issue such passes pursuant to AMC’s agreements with film distributors. LLC may purchase passes in excess of such number each year at a reasonably negotiated price. All other tickets used by LLC for promotional and sales purposes will be acquired by LLC at AMC’s then current group ticket discount rate.

Section 12.04 Compliance with Law. AMC and LLC shall each at all times operate and conduct its business, including, without limitation, exercising its rights under this Agreement, in compliance with all applicable international, national, state, and local laws, rules, and requirements, and the compliance by either Party with such laws, rules and requirements shall under no circumstances be deemed a breach of this Agreement.

Section 12.05 Insurance. AMC shall maintain with financially sound and reputable insurance companies insurance on the Theatres and Equipment in such amounts and against such perils as AMC deems adequate for its business. LLC shall maintain with financially sound and reputable insurance companies insurance for its business and Equipment in such amounts and against such perils as LLC deems adequate for its business. Each Party will name the other Party (including its agents, officers, directors, employees and affiliates) as an additional insured on such policies of insurance. Furthermore, to the extent reasonably practicable, LLC shall use commercially reasonable efforts to have AMC listed as an additional insured on any insurance policy carried by the advertiser, agent or event promoter in connection with Advertising Services provided under this Agreement.

Section 12.06 Most Favored Nations. If prior to final adjudication (including any appeal or the expiration of time to appeal) of the MFN Litigation, LLC enters into an amendment to the existing Cinemark Exhibitor Agreement or enters into another agreement with Cinemark or its Affiliates to provide services substantially similar to those provided under the Cinemark Exhibitor Agreement and that agreement contains an improved revenue share as compared to the Revenue Share or an improved revenue share for the Platinum advertising as compared to the Platinum Revenue Share, LLC shall promptly provide to AMC a copy of each such amendments or agreements. At the election of AMC, by written notice to LLC within twenty (20) days following its receipt of such agreements or amendments, to amend this Agreement so that it conforms to any of such agreements or amendments relating solely to the Revenue Share or Platinum Revenue Share, this Agreement shall be deemed so amended by LLC and AMC as soon as reasonably practicable after receipt of such notice. The amendment of this Agreement, if any, will include the changes to the Revenue Share or Platinum Revenue Share and any other associated provisions that are necessary in LLC’s reasonable discretion for AMC to receive the benefit of the Revenue Share or Platinum Revenue Share (the

“Associated Provisions”). AMC shall have no right to the benefit of any agreements or amendments relating to provisions other than the Revenue Share and Platinum Revenue Share and the Associated Provisions.

Section 12.07 Non-Competition and Non-Solicitation.

(a) Non-Competition. In consideration of AMC’s participation in LLC and in consideration of the mutual covenants and agreements contained in this Agreement, AMC and its Affiliates agree, except as otherwise provided in this Agreement, not to engage or participate in any business, hold equity interests, directly or indirectly, in another entity, whether currently existing or hereafter created, or participate in any other joint venture that competes or would compete with any business that LLC is authorized to conduct in the Territory pursuant to this Agreement, whether or not LLC is actually conducting such business in a particular portion of the Territory. The foregoing restrictions shall not apply (i) in the event AMC or its Affiliate acquires a competing business in the Territory as an incidental part of an acquisition of any other business that is not prohibited by the foregoing, if AMC disposes of the portion of such business that is a competing business as soon as practicable, (ii) to any direct or indirect ownership or other equity investments by AMC or its Affiliates in such other competing business that represents in the aggregate less than 10% of the voting power of all outstanding equity of such business, and (iii) in the event AMC enters into any agreement for the acquisition or installation of equipment or the provision of services on customary terms that does not violate the exclusivity of LLC hereunder with any entity that has other businesses and provides other services that may compete with LLC.

(b) Non-Solicitation. For the Term of this Agreement and a three-year period after its termination or expiration, each Party shall not, without the prior written approval of the other Party, directly or indirectly: (i) solicit for hire any employees of any other Party or its Affiliates at the level of vice president or higher; or (ii) induce any such employee of such Party to terminate their relationship with such Party. The foregoing will not apply to individuals hired as a result of the use of a general solicitation (such as a newspaper, radio or television advertisement) not specifically directed to the employees of such Party.

Article 13.

OWNERSHIP

Section 13.01 Property.

(a) LLC Property. As between LLC and AMC, LLC owns, solely and exclusively, any and all right, title, and interest in and to the Advertising Services (including all Inventory and other content supplied by or on behalf of LLC), the LLC Marks, the Software (excluding any Software owned by AMC as provided in the License Agreement), LLC’s Confidential Information, the Digital Content Network, and any and all other data, information, Equipment (excluding the AMC Equipment), material, inventions, discoveries, processes, methods, technology, know-how, written works, software, works of visual art, audio works, and multimedia works provided, developed, created, reduced to practice, conceived, or made available by or on behalf of LLC to AMC or used by LLC to perform any of its obligations under or in connection with this Agreement, as well as any and all translations, improvements, adaptations, reproductions, look and feel attributes, and derivates thereof (collectively, the “LLC Property”), and, except as expressly and explicitly stated in this Agreement, reserves all such right, title, and interest.

(b) AMC Property. As between AMC and LLC, AMC owns, solely and exclusively, any and all right, title, and interest in and to all content supplied by or on behalf of AMC, the AMC Marks, Software not included in Section 13.01(a) above, AMC’s Confidential Information, and any and all other data, information, Equipment (excluding the LLC Equipment), material, inventions, discoveries, processes, methods, technology, know-how, written works, software, works of visual art, audio works, and multimedia works provided, developed, created, reduced to practice, conceived, or made available by or on behalf of AMC to LLC or used by AMC to perform any of its obligations under or in connection with this Agreement, as well as any and all translations, improvements, adaptations, reproductions, look- and-feel attributes, and derivates thereof (collectively, the “AMC Property”), and, except as expressly and explicitly stated in this Agreement, reserves all such right, title, and interest.

Section 13.02 Derived Works.

(a) Derived Works from LLC Property. Any and all data, information, and material created, conceived, reduced to practice, or developed pursuant to this Agreement, but not pursuant to the License Agreement, including, without limitation, written works, processes, methods, inventions, discoveries, software, works of visual art, audio works, look-and-feel attributes, and multimedia works, to the extent based on, using, or derived from, in whole or in part, any LLC Property, whether or not done on LLC’s facilities, with LLC’s equipment, or by LLC personnel, by either Party alone or with each other or any third party, and any and all right, title, and interest therein and thereto (including, but not limited to, the right to sue for past infringement) (collectively, “LLC Derived Works”), shall be owned solely and exclusively by LLC, and AMC hereby assigns, transfers, and conveys to LLC any right, title, or interest in or to any LLC Derived Work which it may at any time acquire by operation of law or otherwise. To the extent any LLC Derived Works are included in the Advertising Services, LLC hereby grants to AMC during the Term a non-exclusive, non-transferable, non-sublicenseable license to such LLC Derived Works solely for use in connection with the Advertising Services, as expressly provided by this Agreement.

(b) Derived Works from AMC Property. Except as specified in Section 13.02(a), any and all data, information, and material created, conceived, reduced to practice, or developed pursuant to this Agreement, but not pursuant to the License Agreement, including, without limitation, written works, processes, methods, inventions, discoveries, software, works of visual art, audio works, look-and-feel attributes, and multimedia works, to the extent based on, using, or derived from, in whole or in part, any AMC Property (and specifically including any materials included in the Policy Trailer or the Branded Slots based on or derived from materials supplied by AMC), whether or not done on AMC’s facilities, with AMC’s or LLC’s equipment, or by AMC personnel, by either Party alone or with each other or any third party, and any and all right, title, and interest therein and thereto (including, but not limited to, the right to sue for past infringement) (collectively, “AMC Derived Works”), shall be owned solely and exclusively by AMC, and LLC hereby assigns, transfers, and conveys to AMC any right, title, or interest in or to any AMC Derived Work which it may at any time acquire by operation of law or otherwise. To the extent any AMC Derived Works are included in the Advertising Services, AMC hereby grants to LLC during the Term a nonexclusive, non- transferable, non-sublicenseable license to such AMC Derived Works solely for use in connection with the Advertising Services, as expressly provided by this Agreement.

Section 13.03 No Title. This Agreement is not an agreement of sale, and (a) no title or ownership interest in or to any LLC Property is transferred to AMC, and (b) no title or ownership interest in or to any AMC Property is transferred to LLC, as a result of or pursuant to this Agreement. Further, (i) AMC acknowledges that its exercise of rights with respect to the LLC Property shall not create in AMC any right, title or interest in or to any LLC Property and that all exercise of rights with respect to the LLC Property and the goodwill symbolized thereby or connected therewith will inure solely to the benefit of LLC, and (ii) LLC acknowledges that its exercise of rights with respect to the AMC Property shall not create in LLC any right, title or interest in or to any AMC Property and that all exercise of rights with respect to the AMC Property and the goodwill symbolized thereby or connected therewith will inure solely to the benefit of AMC.

Article 14.

CONFIDENTIALITY

Section 14.01 Confidential Treatment. During the Term, and for a period of three (3) years after the termination of this Agreement:

(a) Treatment of Confidential Information. Each Party shall use and cause its Affiliates to use the same degree of care it uses to safeguard its own Confidential Information and to cause its and its Affiliates’ directors, officers, employees, agents and representatives to keep confidential all Confidential Information; and each Party shall hold and shall cause its Affiliates to hold and shall cause its and its Affiliates’ directors, officers, employees, agents and representatives to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of counsel, by the requirements of law, Confidential Information.

(b) LLC’s Confidential Information. AMC agrees that the Confidential Information of LLC shall only be disclosed in secrecy and confidence, and is to be maintained by AMC in secrecy and confidence subject to the terms hereof. AMC shall (i) not, directly or indirectly, use the Confidential Information of LLC, except as necessary in the ordinary course of LLC’s business, or disclose the Confidential Information of LLC to any third party and (ii) inform all of its employees to whom the Confidential Information of LLC is entrusted or exposed of the requirements of this Section and of their obligations relating thereto.

(c) AMC’s Confidential Information. Confidential Information of AMC shall not be supplied by LLC or its Subsidiaries to any Person who is not an employee of LLC or National CineMedia. Notwithstanding the foregoing, AMC Confidential Information may be disclosed to authorized third-party contractors of LLC if LLC determines that such disclosure is reasonably necessary to further the business of LLC, and if such contractor executes a non-disclosure agreement preventing such contractor from disclosing AMC’s Confidential Information for the benefit of each provider of AMC’s Confidential Information in a form reasonably acceptable to AMC. AMC’s Confidential Information disclosed to LLC shall not be shared with other members of LLC without AMC’s written consent.

Section 14.02 Injunctive Relief. It is understood and agreed that each Party’s remedies at law for a breach of this Article 14, as well as Section 12.07, will be inadequate and that each Party shall, in the event of any such breach or the threat of such breach, be entitled to equitable relief (including without limitation provisional and permanent injunctive relief and specific performance) from a court of competent jurisdiction. The Parties shall be entitled to the relief described in this Section 14.02 without the requirement of posting a bond. Nothing stated herein shall limit any other remedies provided under this Agreement or available to the Parties at law.

Article 15.

MISCELLANEOUS

Section 15.01 Notices. All notices, consents, and other communications between the Parties under or regarding this Agreement shall be in writing and shall be sent to the recipient’s address set forth in this section by hand delivery, nationally respected overnight carrier, or certified mail, return receipt requested. Such communications shall be deemed to have been received on the date actually received:

LLC: National CineMedia, LLC

6300 S Syracuse Way, Suite 300

Centennial, CO 80111

Attention: Chief Executive Officer

with a copy to: National CineMedia, LLC

6300 S Syracuse Way, Suite 300

Centennial, CO 80111

Attention: General Counsel

AMC: American Multi-Cinema, Inc.
c/o AMC Entertainment Inc. 11500 Ash Street

Leawood, KS 66211

Fax: 913-213-2058

Attn: General Counsel

Either Party may change its address for notices by giving written notice of the new address to the other Party in accordance with this section, but any element of such Party’s address that is not newly provided in such notice shall be deemed not to have changed.

Section 15.02 Waiver; Remedies. The waiver or failure of either Party to exercise in any respect any right provided hereunder shall not be deemed a waiver of such right in the future or a waiver of any other rights established under this Agreement. All remedies available to either Party hereto for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

Section 15.03 Severability. Should any term or provision of this Agreement be held to any extent unenforceable, invalid, or prohibited under law, then such provision shall be deemed restated to reflect the original intention of the Parties as nearly as possible in accordance with applicable law and the remainder of this Agreement. The application of any term or provision restated pursuant hereto to Persons, property, or circumstances other than those as to which it is invalid, unenforceable, or prohibited, shall not be affected thereby, and each other term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 15.04 Integration; Headings. This Agreement and the exhibits hereto, amends and replaces the Original Agreement and, as of the Execution Date, the Original Agreement (other than the Original Payment Structure and subject to the provisions of Section 9.03, which will remain in place until the Effective Date) shall be of no further force or effect, except as specified in Section 15.14, and following the Effective Date, the Original Agreement shall be of no further force or effect. The Agreement, the Settlement and Release Agreement, and the Joint Venture Termination Agreement constitutes the complete and exclusive statement of the agreement between the Parties with respect to the subject matter of the Original Agreement, and supersedes any and all other prior or contemporaneous oral or written communications, proposals, representations, and agreements, express or implied. This Agreement may be amended only by mutual agreement expressed in writing and signed by both Parties. Headings used in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 15.05 Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive.

Section 15.06 Non-Recourse. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the Parties hereto that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made or intended to be made as a personal representation, undertaking, warranty, covenant, or agreement on the part of any individual or of any partner, stockholder, member or other equity holder of either Party hereto, and any recourse, whether in common law, in equity, by statute or otherwise, against any such individual or entity is hereby forever waived and released.

Section 15.07 Governing Law; Submission to Jurisdiction. Subject to the provisions of Section 14.02 and the Parties’ agreement that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and is hereby disclaimed by the Parties:

(a) Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties.

(b) Jurisdiction. Each Party hereto agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Delaware or in New York, New York. Subject to the preceding sentence, each Party hereto:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in New York, New York (and each appellate court located in the State of New York) in connection with any such legal proceeding, including to enforce any settlement, order or award;

(ii) consents to service of process in any such proceeding in any manner permitted by the laws of the State of New York, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 15.01 is reasonably calculated to give actual notice;

(iii) agrees that each state and federal court located in New York, New York shall be deemed to be a convenient forum;

(iv) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in New York, New York, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

(v) agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the state and federal courts located in New York, New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of New York or any other jurisdiction.

(c) Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any dispute arising out of or relating to this Agreement. Each Party acknowledges and agrees that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver knowingly and voluntarily, after consulting or having had the opportunity to consult with counsel of their choice, and (c) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 15.07.

(d) Costs and Expenses. In the event of any action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party (as determined by the court) shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before any state or federal court located in New York, New York.

Section 15.08 Assignment. Neither Party may assign or transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement to any third party without the other Party’s prior written consent. Either Party may fulfill their respective obligations hereunder by using third-party vendors or subcontractors; provided, however that such Party shall remain fully and primarily responsible to ensure that such obligations are satisfied. AMC acknowledges and agrees that in the event of assignment or transfer by the sale of all or substantially all of its assets, the failure to obtain (by operation of law or otherwise) an agreement in writing by assignee/transferee to be bound by the terms of this Agreement to the same extent as if such assignee/transferee were a party hereto (an “Assignment and Assumption”) of its interest in this Agreement in respect of such assets as part of the sale shall constitute a material breach of this Agreement. Notwithstanding the foregoing, this Agreement shall not be assignable by either Party unless the assignee enters into an Assignment and Assumption. A Permitted Transfer shall not be deemed an assignment or transfer for purposes of this Agreement; provided, however, any Permitted Transfer by assignment to an Affiliate of AMC shall be (i) conditioned upon (A) the transferee entering into an Assignment and Assumption, (B) AMC agreeing in writing to remain bound by the obligations under this Agreement, and (ii) effective only so long as the Affiliate remains an Affiliate of transferee, and must be made for a bona fide business purpose. Any attempted assignment in violation of this section shall be void.

Section 15.09 Force Majeure. Any delay in the performance of any duties or obligations of either Party (except the payment of money owed) will not be considered a breach of this Agreement if such delay is caused by a pandemic, epidemic, disease outbreak, labor dispute, shortage of materials, fire, earthquake, flood, or any other event beyond the control of such Party, provided that such Party uses commercially reasonable efforts, under the circumstances, to notify the other Party of the circumstances causing the delay and to resume performance as soon as possible.

Section 15.10 Third Party Beneficiary. The Parties hereto do not intend, nor shall any clause be interpreted, to create under this Agreement any obligations or benefits to, or rights in, any third party from either LLC or AMC. Neither Party hereto is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the other Party, or to bind the other Party in any matter or thing whatever. No Affiliate of either Party shall have any liability or obligation pursuant to this Agreement. Each Party shall be solely responsible, and each Party agrees to look solely to the other, for the satisfaction of such other Party’s obligations under this Agreement.

Section 15.11 Export.

(a) LLC’s Software and Confidential Information. AMC acknowledges and agrees: (i) that the Software and the Confidential Information of LLC are subject to the export controls of the United States, and (ii) that AMC has no right to, and further agrees that it will not, export or otherwise transfer or permit the transfer of any Software or Confidential Information of LLC outside the Territory. AMC will defend, indemnify, and hold harmless LLC from and against all fines, penalties, liabilities, damages, costs, and expenses incurred by LLC as a result of any failure to comply with the preceding sentence.

(b) AMC’s Confidential Information. LLC acknowledges and agrees: (i) that the Confidential Information of AMC is subject to the export controls of the United States, and(ii) that LLC has no right to, and further agrees that it will not, export or otherwise transfer or permit the transfer of any Confidential Information of AMC outside the Territory. LLC will defend, indemnify, and hold harmless AMC from and against all fines, penalties, liabilities, damages, costs, and expenses incurred by AMC as a result of any failure to comply with the preceding sentence.

Section 15.12 Independent Contractors. The Parties’ relationship to each other is that of an independent contractor, and neither Party is an agent or partner of the other. Neither Party will represent to any third party that it has, any authority to act on behalf of the other.

Section 15.13 Counterparts. This Agreement may be executed in any number of separate counterparts each of which when executed and delivered to the other Party hereto shall be an original as against the Party whose signature appears thereon, but all such counterparts shall together constitute one and the same instrument.

Section 15.14 Effective Date. This Agreement will be effective on the Execution Date except for the revisions to the fees payable under Section 2.05. Prior to the Effective Date, Section 2.05 of the Original Agreement and its related schedules will remain effective (the “Original Payment Structure”), and beginning on the Effective Date, LLC will begin to make the payments specified under Section 2.05 of this Agreement.

Section 15.15 Amendment and Restatement. The Original Agreement is hereby amended and restated in its entirety to read as set forth herein. Such amendment and restatement is effective upon the Execution Date, upon and after which such date all provisions of, rights granted and covenants made in the Original Agreement are hereby replaced and superseded in their entirety; provided that this amendment and restatement will not impact the rights specified in Section 9.03 in the event of an AMC Optional Termination Right or LLC Optional Termination Right.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

American Multi-Cinema, Inc.

By: /s/ Sean D. Goodman

Name: Sean D. Goodman

Title: Executive Vice President, Chief Financial Officer & Treasurer

Muvico, LLC

By: /s/ Sean D. Goodman

Name: Sean D. Goodman

Title: Executive Vice President, Chief Financial Officer & Treasurer

AMC Entertainment Holdings, Inc.

By: /s/ Sean D. Goodman

Name: Sean D. Goodman

Title: Executive Vice President, Chief Financial Officer & Treasurer

AMC ITD, LLC

By: /s/ Sean D. Goodman

Name: Sean D. Goodman

Title: Executive Vice President, Chief Financial Officer & Treasurer

AMC of Maryland, LLC

By: /s/ Sean D. Goodman

Name: Sean D. Goodman

Title: Executive Vice President, Chief Financial Officer & Treasurer

AMC of Maryland II, LLC

By: /s/ Sean D. Goodman

Name: Sean D. Goodman

Title: Executive Vice President, Chief Financial Officer & Treasurer

Centertainment Development, LLC

By: /s/ Sean D. Goodman

Name: Sean D. Goodman

Title: Executive Vice President, Chief Financial Officer & Treasurer

AMC License Services, LLC

By: /s/ Sean D. Goodman

Name: Sean D. Goodman

Title: Executive Vice President, Chief Financial Officer & Treasurer

AMC Concessionaire Services of Florida, LLC

By: /s/ Sean D. Goodman

Name: Sean D. Goodman

Title: Executive Vice President, Chief Financial Officer & Treasurer

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

National CineMedia, LLC

By its manager, National CineMedia, Inc.

By: /s/ Tom Lesinski

Name: Tom Lesinski

Title: Chief Executive Officer

EXHIBIT A

DESCRIPTION OF ADVERTISING SERVICES

“Advertising Services” consist of the following:

1. Lobby Promotions.

“Lobby Promotions” means the promotions identified in Addendum A.

2. Event Sponsorships

“Event Sponsorship” means the sale of advertising or sponsorships with respect to any Digital Programming Event exhibited or shown in Theatres.

“Event Simulcast Advertising Services” means the sale of advertising with respect to any Digital Programming Event Simulcast. For clarification, to the extent that the content provider allows any third-party advertising to be included in a Digital Programming Event Simulcast, other than that provided by or on behalf of the content provider, LLC shall have the exclusive right to provide such advertising content.

3. Digital Content Service and Digital Carousel

The Digital Content Service (which includes the Pre-Feature Program, Policy Trailer, and the Lobby Entertainment Program), the Digital Carousel and all other on-screen content which is exhibited in Theatre auditoriums prior to the feature film presentation or a Digital Programming Event, but specifically excluding Trailers and Event Trailers.

4. 3D or 4D Advertising Services

“3D or 4D Advertising Services” means any of the Digital Carousel, the Pre-Feature Program, the Policy Trailer portions of the Advertising Services that are viewed by theatre patrons in 3D or 4D by using the Digital Cinema Equipment and 3D Glasses.

EXHIBIT B

A. Beverage Agreement Advertising Rate (See Section 4.05(a))

The initial Beverage Agreement Advertising Rate as of the Execution Date is $[***] per thousand attendees in AMC Attendance for a 30-second advertisement. Commencing on the first anniversary of the Effective Date, and thereafter, the Beverage Agreement Advertising Rate will increase in an amount equal to 2% annually.

The rate for a longer or shorter advertisement shall be adjusted based on a multiple or percentage of the 30-second rate. For illustrative purposes, the initial Beverage Agreement Advertising Rate for 90 seconds of advertising as of the Execution Date would be $[***].

B. Event Services Administrative Fee (See Section 8.02)

The Administrative Fee to be charged for delivery of Trailers, Event Trailers, PSA Trailers, meeting events, Digital Programming Events or Digital Programming Event Pre-Feature Programs shall cover all post production services (including ingesting, editing and encryption) performed by LLC and delivery of content to Theatre(s) through the Digital Content Network. If LLC establishes an additional digital network, pricing related to services provided for such network will be developed separately.

The Administrative Fee shall be negotiated by LLC and AMC in good faith from time to time to ensure that the Administrative Fee being paid to LLC is equal to a market rate negotiated at arm’s length between third parties.

Schedule 1.01

Theatres

[Information included in this Schedule has been omitted in accordance with Item 601(a)(5) of Regulation S-K.]

Schedule 2.02(a)

Additional Theatres

[Information included in this Schedule has been omitted in accordance with Item 601(a)(5) of Regulation S-K.]

Schedule 2.05(h)

Theatre Maintenance Fee per Digital Cinema Screen

“Theatre Maintenance Fee per Digital Cinema Screen” means, (i) beginning in the month in which the conversion of any screen in any auditorium in any Theatre to a Digital Cinema Screen either through Dual Interface Architecture or the ACE Solution) is initially completed and is operational for the exhibition of the Pre-Feature Program and LLC has delivered the LLC Confirmation with respect to such Digital Cinema Screen or (ii) beginning in the month in which a new-build auditorium with a Digital Cinema Screen is initially operational for the exhibition of the Pre-Feature Program as confirmed by LLC, a monthly payment an amount equal to $[***] per month for each Digital Cinema Screen, which amount shall increase 5% annually beginning on the anniversary of the Effective Date thereafter with payment for (y) the first month to be pro rata based upon the number of days in such month in which the converted screen is operational and (z) the last month in the term of this Agreement (or the last month in which the Digital Cinema Equipment is not removed from such Digital Cinema Screen) to be 50% of the applicable monthly payment then due. The amount of the Theatre Maintenance Fee per Digital Cinema Screen shall be the same regardless of whether the Dual Interface Architecture or the ACE Solution is chosen to deliver Advertising Services in any auditorium; provided that if AMC removes the Digital Cinema Equipment in any Digital Cinema Screen as permitted by Section 3.06, LLC shall no longer be liable to pay AMC the Theatre Maintenance Fee per Digital Cinema Screen with respect to such Digital Cinema Screen until such time as Projection System with respect to such Digital Cinema Screen is reinstalled.

Schedule 4.02

Content Standards

[Information included in this Schedule has been omitted in accordance with Item 601(a)(5) of Regulation S-K.]

Schedule 9.03(c)

Exclusivity Run-Out Payments and Encumbered Theatre Beverage Agreement Advertising Rate

[Information included in this Schedule has been omitted in accordance with Item 601(a)(5) of Regulation S-K.]

Addendum A

Lobby Entertainment Program and Lobby Promotions

[Information included in this Addendum has been omitted in accordance with Item 601(a)(5) of Regulation S-K.]